REORGANIZATION AGREEMENT

BETWEEN:

CANWEST PETROLEUM CORPORATION

- and -

OILSANDS QUEST INC.

June 9, 2006

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Singular, Plural, etc.	10
1.3	Deemed Currency	10
1.4	Date for Any Action	11
1.5	Decision by Board of Directors	11
1.6	Interpretation Not Affected by Party Drafting	11
1.7	Statutes	11
1.8	Knowledge	11
ARTICLE 2 THE REORGANIZATION		11
2.1	Implementation Steps by the Corporation	11
2.2	Implementation Steps by Acquirer	12
2.3	Dissenting Shareholders	12
2.4	Corporation Approval of the Reorganization	12
2.5	Proxy Circular	13
2.6	Securities and Tax Compliance	13
2.7	Preparation of Filings	14
2.8	Cooperation	17
ARTICLE 3 COVENANTS OF THE CORPORATION		19
3.1	Ordinary Course of Business	19
3.2	Non-Solicitation	22
3.3	Notice of Material Change	25
3.4	Access to Information	25
3.5	Financial Statements	25
ARTICLE 4 TRANSACTION SUPPORT AGREEMENTS		26
4.1	Transaction Support Agreements	26
ARTICLE 5 COVENANTS OF ACQUIRER		26
5.1	Ordinary Course of Business	26
5.2	Non-Solicitation	29
5.3	Notice of Material Change	32
5.4	Access to Information	32
5.5	Financial Statements	32
ARTICLE 6 MUTUAL COVENANTS		33
6.1	Consultation	33
6.2	Other Filings	33
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE CORPORATION		33
7.1	Representations	33
7.2	Investigation	42

-i-

TABLE OF CONTENTS
(continued)

ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF ACQUIRER		43
8.1	Representations	43
8.2	Investigation	52
ARTICLE 9 CONDITIONS		52
9.1	Conditions Precedent to Obligations of Each Party	52
9.2	Acquirer Conditions	53
9.3	Corporation Conditions	55
ARTICLE 10 TERMINATION		56
10.1	Termination	56
ARTICLE 11 MISCELLANEOUS		57
11.1	Amendment or Waiver	57
11.2	Entire Agreement	57
11.3	Headings	57
11.4	Notices	57
11.5	Counterparts and Facsimiles	58
11.6	Expenses	58
11.7	Assignment	59
11.8	Severability	59
11.9	Choice of Law	59
11.10	Attornment	59
11.11	Remedies	59
11.12	Survival of Representations and Warranties	60
11.13	Time of Essence	60
SCHEDULE A - REORGANIZATION RESOLUTION
SCHEDULE B - REORGANIZATION STEPS
SCHEDULE C - FORM OF TRANSACTION SUPPORT AGREEMENT
SCHEDULE D - FORM OF EXCHANGEABLE SHARE PROVISIONS
SCHEDULE E - FORM OF VOTING AND EXCHANGE TRUST AGREEMENT
SCHEDULE F - FORM OF SUPPORT AGREEMENT

-ii-

THIS REORGANIZATION AGREEMENT made as of the 9th day of June, 2006.

BETWEEN:

CANWEST PETROLEUM CORPORATION, a corporation incorporated under the laws of Colorado ("Acquirer")

- and -

OILSANDS QUEST INC., a corporation incorporated under the laws of Alberta (the "Corporation")

RECITALS

WHEREAS:

A.    The Acquirer has made a proposal for a reorganization of the share capital of the Corporation involving, among other things, changing all of the outstanding Shares not held by the Acquirer into Exchangeable Shares on the basis of 7.95 Exchangeable Shares (subject to adjustment as provided herein) for each Share pursuant to the terms of the Reorganization; and

B.    The Board of Directors has determined that it would be in the best interests of the Corporation and its Shareholders to enter into this Agreement, to recommend acceptance of the Reorganization to the Shareholders, to cooperate with Acquirer and to take all reasonable action to support the Reorganization;

NOW THEREFORE IN CONSIDERATION of the mutual covenants set out below, Acquirer and the Corporation agree as follows:

ARTICLE 1
DEFINITIONS

1.1    Definitions

In this Agreement, unless the context otherwise requires, the following terms have the meanings specified:

"Acquirer Acquisition Proposal" means a proposal or offer by any Person, whether or not subject to conditions and whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of the Acquirer or to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over more than 20% of the outstanding voting shares of the Acquirer, whether by means of an arrangement or amalgamation, a merger, consolidation or other business combination, a sale of shares or assets, a take-over bid, tender offer or exchange offer, or any other transaction involving the Acquirer, including, without limitation, any single or multi-step transaction or series of related transactions structured to permit such Person to acquire beneficial ownership of all or a material portion of the assets of the Acquirer or to acquire in any manner, directly or indirectly, more than 20% of the outstanding voting shares of the Acquirer;

"Acquirer Employee Obligations" means any obligations or liabilities of the Acquirer or any Subsidiary of the Acquirer to pay, whether or not on condition, any amount to its officers, directors, employees or consultants, (other than for salary, bonuses under their existing bonus arrangements and directors' fees in each case in the ordinary and regular course of business consistent with past practice) and, without limiting the generality of the foregoing, Acquirer Employee Obligations shall include the obligations or liabilities of the Acquirer or any of its Subsidiaries to officers or employees (i) for severance or termination payments on the change of control of the Acquirer pursuant to any executive involuntary severance and termination agreements in the case of officers and pursuant to the Acquirer's severance policy in the case of employees and (ii) for retention bonus payments pursuant to any retention bonus program, but shall exclude any statutory or common law obligations or liabilities in respect of termination or severance;

"Acquirer Material Contract" means an agreement or understanding (whether or not in writing) to which the Acquirer or any of its Subsidiaries is a party or by which any thereof is bound (including any agreements with past and present directors, officers, employees or consultants and agreements containing obligations to issue securities and agreements relating to the payment of royalties or revenue sharing on existing assets) pursuant to which the Acquirer or any of its Subsidiaries has or may have an obligation in excess of, or having a value in excess of, $100,000 and which has a term in excess of 60 days without being terminable by the Acquirer or its Subsidiary without penalty or which is otherwise material to the business of the Acquirer and its Subsidiaries, taken as a whole;

"Acquirer Returns" means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Acquirer Taxes;

"Acquirer Shares" means shares in the common stock of Acquirer;

"Acquirer Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Acquirer or any of its Subsidiaries is required to pay, withhold or collect;

"Acquisition Proposal" means a proposal or offer by any Person (other than Acquirer or an affiliate of Acquirer), whether or not subject to conditions and whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of the Corporation or to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over more than 20% of the outstanding voting shares of the Corporation, whether by means of an arrangement or amalgamation, a merger, consolidation or other business combination, a sale of shares or assets, a take-over bid, tender offer or exchange offer, or any other transaction involving the Corporation, including, without limitation, any single or multi-step transaction or series of related transactions structured to permit such Person to acquire beneficial ownership of all or a material portion of the assets of the Corporation or to acquire in any manner, directly or indirectly, more than 20% of the outstanding voting shares of the Corporation (other than the transactions contemplated by this Agreement);

"Act" means the Business Corporations Act (Alberta);

"Agreement", and "this Agreement", and similar expressions refer to this Agreement, as the same may be amended, restated or supplemented from time to time and, where applicable, to the appropriate Schedules to this Agreement;

"Articles of Amendment" means the articles of amendment of the Corporation to be filed in connection with the Reorganization which articles shall:

(a)	create the Exchangeable Shares as a new class of shares in the capital of the Corporation;

(b)	change each issued Share into that number of Exchangeable Shares equal to the Reorganization Ratio; and

(c)	change each issued Series 1 Preferred Share into one Share;

"Board of Directors" means the board of directors of the Corporation as constituted from time to time;

"Business Day" means any day excepting a Saturday, Sunday or statutory holiday in Calgary, Alberta or in Vancouver, British Columbia;

"Canadian Securities Laws" has the meaning set forth in Section 2.6(a) hereof;

"Closing" means the completion of the Reorganization (including the filing and effectiveness of the Articles of Amendment) and the other transactions contemplated hereby;

"Closing Date" means the date of Closing;

"date hereof", "date of this Agreement" and other similar terms mean, unless the context otherwise requires, June 9, 2006;

"Disclosure Letter" means the letter delivered by the Corporation to Acquirer and by the Acquirer to the Corporation on the date of this Agreement, in each case referencing the Section or subsection of this Agreement in respect of which disclosure is being made;

"Dissent Rights" means the rights of dissent in respect of the Reorganization Resolution provided under the Act;

"Dissenters" and "Dissenting Shareholders" have the meanings set forth in Section 2.3 hereof;

"Effective Time" means the time on the Closing Date at which the Articles of Amendment are filed under the Act;

"Employee Obligations" means any obligations or liabilities of the Corporation to pay, whether or not on condition, any amount to its officers, directors, employees or consultants, (other than for salary, bonuses under their existing bonus arrangements and directors' fees in each case in the ordinary and regular course of business consistent with past practice) and, without limiting the generality of the foregoing, Employee Obligations shall include the obligations or liabilities of the Corporation to officers or employees (i) for severance or termination payments on the change of control of the Corporation pursuant to any executive involuntary severance and termination agreements in the case of officers and pursuant to the Corporation's severance policy in the case of employees and (ii) for retention bonus payments pursuant to any retention bonus program, but shall exclude any statutory or common law obligations or liabilities in respect of termination or severance;

"Encumbrance" includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest or trust, royalty, carried, working, participation or net profits interest or other third party interest and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

"Environmental Laws" means the common law and all applicable statutes, regulations, ordinances, by laws, and codes and all international treaties and agreements, in Canada and the United States (whether federal, provincial, territorial, state or municipal) relating to pollution or the protection and preservation of the environment, occupational health and safety, product safety, product liability or Hazardous Substances, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, including, without limitation, the Occupational Health and Safety Act, 1993 (Saskatchewan), Occupational Health and Safety Regulations, 1996 (Saskatchewan), Mines Regulations, 2003 (Saskatchewan), Environmental Management and Protection Act (Saskatchewan), Hazardous Substances and Waste Dangerous Goods Regulations (Saskatchewan), Environmental Spill Control Regulations (Saskatchewan), Water Regulations, 2002 (Saskatchewan), Environmental Assessment Act (Saskatchewan), Oil and Gas Conservation Act (Saskatchewan), Oil and Gas Conservation Regulations, 1985 (Saskatchewan), Oil and Gas Conservation Amendment Ac, 2001 (Saskatchewan), Forest Resources Management Act (Saskatchewan), Forest Resources Management Regulations (Saskatchewan), Forest Resources Management Amendment Act, 2003 (Saskatchewan), Pest Control Act (Saskatchewan), Pest Control Products (Saskatchewan) Act (Saskatchewan), Pest Control Products Regulations, 1995 (Saskatchewan), Wildlife Act, 1998 (Saskatchewan), Wildlife Regulations, 1981 (Saskatchewan), Wildlife Habitat Protection Act (Saskatchewan), Wildlife Habitat Lands Designation Regulations (Saskatchewan), Boiler and Pressure Vessel Act (Saskatchewan), Design, Construction, Installation and Use of Boilers and Pressure Vessels Regulations (Saskatchewan), Clean Air Act (Saskatchewan), Clean Air Regulations (Saskatchewan), Dangerous Goods Transportation Act (Saskatchewan), Dangerous Goods Transportation Regulations (Saskatchewan), Ecological Reserves Act (Saskatchewan), Prairie and Forest Fires Act, 1982 (Saskatchewan), Pipelines Act, 1998 (Saskatchewan), Pipelines Regulations, 2000 (Saskatchewan), Environmental Protection and Enhancement Act (Alberta), Activities Designation Regulation (Alberta), Approvals and Registrations Procedure Regulation (Alberta), Code of Practice for Compressor and Pumping Stations and Sweet Gas Processing Plants (Alberta), Code of Practice for Exploration Operations (Alberta), Code of Practice for Land Treatment of Soil Containing Hydrocarbons (Alberta), Code of Practice for Pesticides (Alberta), Code of Practice for the Release of Hydrostatic Test Water from Hydrostatic Testing of Petroleum Liquid and Gas Pipelines (Alberta), Conservation and Reclamation Regulation (Alberta), Environmental Assessment (Mandatory and Exempted Activities) Regulation (Alberta), Environmental Assessment Regulation (Alberta), Environmental Protection and Enhancement (Miscellaneous) Regulation (Alberta), Ozone-depleting Substances and Hydrocarbons Regulation (Alberta), Pesticide (Ministerial) Regulation (Alberta), Pesticide Sales, Handling, Use and Application Regulation (Alberta), Potable Water Regulation (Alberta), Release Reporting Regulation (Alberta), Substance Control Regulation (Alberta), Waste Control Regulation (Alberta), Water Act (Alberta), Code of Practice for Pipelines and Telecommunication Lines Crossing a Water Body (Alberta), Code of Practice for the Temporary Diversion of Water for Hydrostatic Testing of Pipelines (Alberta), Code of Practice for Watercourse Crossings (Alberta), Water (Ministerial) Regulation (Alberta), Water (Offences and Penalties) Regulation (Alberta), Oil and Gas Conservation Act (Alberta), Oil and Gas Conservation Regulations (Alberta), Energy Resources Conservation Act (Alberta), Oil Sands Conservation Act (Alberta), Oil Sands Conservation Regulation (Alberta), Pipeline Act (Alberta), Pipeline Regulation (Alberta), Occupational Health and Safety Act (Alberta), Occupational Health and Safety Code Order (Alberta), Occupational Health and Safety Regulation (Alberta), Forest and Prairie Protection Act (Alberta), Forest and Prairie Protection Regulation (Alberta), Fire Control Zone Regulation (Alberta), Weed Control Act (Alberta), Weed Regulation (Alberta), Wildlife Act (Alberta), Wildlife Regulation (Alberta), Public Lands Act (Alberta), Exploration Regulation (Alberta), Public Health Act (Alberta), Work Camp Regulation (Alberta), Canadian Environmental Protection Act, 1999 (Canada), Species at Risk Act (Canada), Canadian Environmental Assessment Act (Canada), Fisheries Act (Canada), Navigable Waters Protection Act (Canada), Migratory Birds Act (Canada), Transportation of Dangerous Goods Act (Canada) and Transportation of Dangerous Goods Regulation (Canada);

"Environmental Permits" includes all orders, permits, certificates, approvals, consents, registrations, exemptions and licences issued by any Governmental Entity under Environmental Laws;

"Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares substantially in the form set forth in Schedule D attached hereto;

"Exchangeable Shares" means exchangeable shares of the Corporation as constituted at the Effective Time and governed by the Exchangeable Share Provisions;

"Financial Statements" means the audited balance sheet and related statements of loss and deficit and statement of cash flow of the Corporation as at and for the period from September 24, 2004 to January 31, 2005 and the fiscal year ending January 31, 2006;

"Fully-Diluted Acquirer Shares" means, at any specific time, the total number of Acquirer Shares issued and outstanding, plus the number of Acquirer Shares issuable upon the exercise of all outstanding options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Acquirer to issue or sell any shares of any capital stock of the Acquirer or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Acquirer, plus the Acquirer Shares notionally represented by any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Acquirer, but not including any Acquirer Shares issued or issuable in connection with any issuances of Acquirer securities for cash after the date hereof and any stock options granted after the date hereof by Acquirer provided the exercise price of such options is not less than the current market price of Acquirer Shares at the time of the grant (for greater certainty, any such issuances of securities are subject to the restrictions set out in this Agreement);

"Fully-Diluted Shares" means, at any specific time, the total number of Shares issued and outstanding, plus the number of Shares issuable upon the exercise of all outstanding options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Corporation to issue or sell any shares of any capital stock of the Corporation or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Corporation, plus the Shares notionally represented by any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Corporation, but not including any Shares issued or issuable in connection with any issuances of the Corporation securities for cash after the date hereof and any stock options granted after the date hereof by Corporation provided the exercise price of such options is not less than the current market price of Shares at the time of the grant (for greater certainty, any such issuances of securities are subject to the restrictions set out in this Agreement);

"governing documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such Person;

"Governmental Entity" means any (i) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

"Hazardous Substance" means any contaminant (as defined in the Environmental Management and Protection Act, 2002 (Saskatchewan)), any substance that may cause, is causing or has caused an adverse effect (as defined in the Environmental Protection and Enhancement Act (Alberta)), toxic substance (as defined in the Canadian Environmental Protection Act, 1999 (Canada)), dangerous goods (as defined in the Transportation of Dangerous Goods Act (Canada), or pollutant or any other substance that when Released to the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health, including without limitation, (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants" or "pollutants", "hazardous recyclable", "dangerous oilfield waste", "non-dangerous oilfield waste" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law;

"Material Adverse Change", in respect of the Corporation or the Acquirer, means any change (or changes which in the aggregate would be material) (or any condition, event or development involving a prospective material change) in the business, operations, results of operations, assets, capitalization, financial condition, rights, liabilities, prospects or privileges, whether contractual or otherwise, of the Corporation or the Acquirer, as the case may be, or any of its Subsidiaries which is materially adverse to the business thereof considered as a whole, other than a change: (i) resulting from conditions affecting the oil and gas industry as a whole; (ii) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States or elsewhere; (iii)  disclosed in the Disclosure Letter; or (iv) resulting from changes in the market price of crude oil or natural gas;

"Material Adverse Effect" means, where used in relation to the Corporation or the Acquirer, a fact or circumstance, such fact or circumstance (together with all other facts or circumstances) has or is reasonably expected to: (i) have a material adverse effect on the business, operations, results of operations, assets, capitalization, condition (financial or otherwise), licenses, permits, concessions, rights, liabilities (contingent or otherwise), prospects or privileges, whether contractual or otherwise, of the Corporation or the Acquirer and its Subsidiaries considered as a whole, as the case may be, excluding any such effect: (A) resulting from conditions affecting the oil and gas industry as a whole; (B) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States or elsewhere; (C)  disclosed in the Disclosure Letter; or (D) resulting from changes in the market price of crude oil or natural gas; (ii) prevent, materially delay or materially affect the consummation of the transactions contemplated by this Agreement; or (iii) materially affect the ability of the Corporation or the Acquirer, as the case may be, to perform its obligations hereunder or under the Reorganization;

"Material Contract" means an agreement or understanding (whether or not in writing) to which the Corporation is a party or by which any thereof is bound (including any agreements with past and present directors, officers, employees or consultants and agreements containing obligations to issue securities and agreements relating to the payment of royalties or revenue sharing on existing assets) pursuant to which the Corporation has or may have an obligation in excess of, or having a value in excess of, $100,000 and which has a term in excess of 60 days without being terminable by the Corporation without penalty, or which is otherwise material to the Corporation;

"misrepresentation" has the meaning set forth in the Securities Act (Alberta);

"OS Permits" means Saskatchewan Oil Shale Permits PS00205 to PS00217 inclusive;

"Permitted Proposal" has the meaning set forth in Section 5.2(a) hereof;

"Person" includes an individual, partnership, trust, firm, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association;

"Principal Shareholders" means Christopher H. Hopkins and Karim Hirji;

 "Proxy Circular" means the management information circular of the Corporation to be sent to the Shareholders in connection with the Shareholder Meeting (including, without limitation, information incorporated by reference);

"Public Record" means all information and materials filed by, or on behalf of, the Acquirer with any of the Securities Authorities;

"Real Property" has the meaning set forth in Section 7.1(n);

"Registrar" means the Registrar appointed pursuant to Section 263 of the Act;

"Registration Statement" has the meaning set forth in Section 2.6(b) hereof;

"Regulatory Approvals" means all approvals, consents and authorizations of all Governmental Entities and other regulators (including stock exchanges) reasonably necessary or desirable in connection with the Reorganization and the other transactions contemplated hereby;

"Release" means any release, spill, emission, discharge, leaking, pumping, dumping, escape, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property;

"Reorganization" means the transactions described in Schedule B attached hereto;

"Reorganization Ratio" means 7.95, subject to the following adjustments (which adjustments shall be made cumulatively if both apply):

(i)
if at the Effective Time the number of Fully-Diluted Acquirer Shares exceeds 139,000,000, then the Reorganization Ratio shall be increased by a number equal to the difference obtained by subtracting 7.95 from the product obtained by multiplying 7.95 by a fraction, the numerator of which is the number of Fully-Diluted Acquirer Shares at the Effective Time and the denominator of which is 139,000,000; and

(ii)
if at the Effective Time the number of Fully-Diluted Shares exceeds 22,922,785, then the Reorganization Ratio shall be decreased by a number equal to the difference obtained by subtracting 7.95 from the product obtained by multiplying 7.95 by a fraction, the numerator of which is the number of Fully-Diluted Shares at the Effective Time and the denominator of which is 22,922,785;

"Reorganization Resolution" means the special resolution of the Shareholders to be substantially as set forth in Schedule A hereto;

"Returns" means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes;

"SEC" means the Securities and Exchange Commission of the United States;

"Securities Authorities" means the appropriate securities commission or similar regulatory authorities in Canada and each of the provinces and territories thereof and in the United States and each of the states thereof;

"Securities Laws" means, collectively, all applicable Canadian provincial and territorial corporate and securities laws, United States federal securities laws, the "blue sky" or securities laws of the states of the United States and any other applicable securities laws;

"Shareholders" means the holders of Shares from time to time;

"Shareholder Meeting" means the special meeting of the Shareholders, including any adjournments or postponement thereof, to be called and held in accordance with the provisions of the Act and the by-laws of the Corporation to consider and, if deemed advisable, approve the Reorganization Resolution;

"Shares" means common shares in the share capital of the Corporation as constituted on the date hereof;

"Subsidiary" has the meaning set forth in the Act and includes each other partnership or other entity controlled, directly or indirectly, by the referenced party but, in respect of the Acquirer, does not include the Corporation;

"Superior Proposal" has the meaning set forth in Section 3.2(a) hereof;

"Support Agreement" means an agreement substantially in the form attached hereto as Schedule F;

"Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Corporation is required to pay, withhold or collect;

"U.S. Securities Act" means the United States Securities Act of 1933, as amended; and

"Voting and Exchange Trust Agreement" means an agreement substantially in the form attached hereto as Schedule E.

1.2    Singular, Plural, etc.

Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3    Deemed Currency

In the absence of a specific designation of any currency, any undescribed dollar amount herein shall be deemed to refer to Canadian dollars.

1.4    Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5    Decision by Board of Directors

Any reference herein to a decision or determination, unanimous or otherwise, of the Board of Directors means a decision or determination by a quorum of the directors of the Corporation entitled to vote under the Act and the constating documents of the Corporation.

1.6    Interpretation Not Affected by Party Drafting

The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

1.7    Statutes

Any reference to a statute herein shall include any and all rules or regulations promulgated thereunder and any and all amendments made to such statute, rules or regulations prior to the date hereof and hereafter from time to time.

1.8    Knowledge

In this Agreement, each of the phrases "to the best of the knowledge of", "to the best of its knowledge" and "to its knowledge" means, unless otherwise expressly stated, a statement of the declarant's knowledge of the facts or circumstances in connection with such facts and circumstances; and where such statement is made in reference to the Acquirer or the Corporation means, unless otherwise expressly stated, a statement as to the best knowledge of each of the senior officers of the Acquirer or the Corporation, as the case may be, about the facts or circumstances to which such phrase related, with such facts and circumstances that would ordinarily be made in discharge of each such senior officer's duties.

ARTICLE 2
THE REORGANIZATION

2.1    Implementation Steps by the Corporation

The Corporation agrees that it shall use its commercially reasonable efforts to:

(a)
as soon as reasonably practicable, and in any event, on or before July  21, 2006, provide due notice of the Shareholder Meeting and mail to Shareholders a notice of meeting, Proxy Circular and form of proxy all in accordance with applicable laws;

(b)	lawfully convene and hold the Shareholder Meeting as soon as reasonably practicable and, in any event, on or before August 14, 2006; and

(c)
subject to obtaining the approval of Shareholders of the Reorganization Resolution, and the satisfaction or waiver of the other conditions herein contained in favour of each party, use all reasonable commercial efforts to enter into the agreements and take the actions constituting the Reorganization including sending to the Registrar, for filing under the Act, the articles of amendment creating the Series 1 Preferred Shares to be issued to the Acquirer, and the Articles of Amendment and such other documents as may be required in connection therewith under the Act to give effect to the Reorganization.

2.2    Implementation Steps by Acquirer

Acquirer agrees that, on or prior to the Closing Date and subject to the satisfaction or waiver of the conditions herein contained in favour of Acquirer, Acquirer shall use all reasonable commercial efforts to enter into the Voting and Exchange Trust Agreement and the Support Agreement and to issue to the trustee under the Voting and Exchange Trust Agreement such share or shares as required by the Voting and Exchange Trust Agreement, if any, in respect of the Exchangeable Shares to be issued pursuant to the Reorganization.

2.3    Dissenting Shareholders

Holders of Shares shall have the right to exercise Dissent Rights in connection with the Reorganization pursuant to Section 191 of the Act (such holders referred to as "Dissenters" or as "Dissenting Shareholders" when referring exclusively to Shareholders). The Corporation shall give Acquirer (i) prompt notice of any written notices of exercise of rights of dissent, withdrawals of such notices, and any other instruments served pursuant to the Act and received by the Corporation and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of Acquirer, except as required by applicable law, the Corporation shall not make any payment with respect to any such rights or offer to settle or settle any such rights.

2.4    Corporation Approval of the Reorganization

(a)	The Corporation represents that the Board of Directors, upon consultation with its advisors, has unanimously determined that:

(i)	the Reorganization is fair from a financial point of view to the Shareholders and is in the best interests of the Corporation and the Shareholders; and

(ii)
the Board of Directors will unanimously recommend that Shareholders vote in favour of the Reorganization Resolution, which recommendation, subject to the fiduciary duties of the Board of Directors, may not be withdrawn, modified or changed in any manner except in the event of the termination of this Agreement pursuant to Section 10.1.

(b)
The Corporation represents that the independent committee of the Board of Directors has received a verbal opinion from Genuity Capital Markets that the consideration under the Reorganization is fair from a financial point of view to the Shareholders and that Genuity Capital Markets has advised that it will provide a written opinion to such effect on or before the mailing of the Shareholder Meeting materials described in Section 2.1(a).

(c)
The Corporation represents that its senior officers and directors have advised the Corporation that, at the date hereof, they intend to vote any Shares held by them in favour of the Reorganization Resolution and will so represent in the Proxy Circular.

2.5    Proxy Circular

As promptly as reasonably practicable, the Corporation shall prepare the Proxy Circular (setting forth inter alia the recommendation of the Board of Directors set forth in Section 2.4(a) and the fairness opinion referred to in Section 2.4(b) and reflecting the execution of the Transaction Support agreements referred to in Section 9.2(d) and the intention of the senior officers and directors referred to in Section 2.4(c)) together with any other documents required by corporate laws, Securities Laws or other applicable laws in connection with the approval of the Reorganization by the Shareholders and the Corporation shall, on a confidential basis, provide Acquirer and its legal and financial advisors timely opportunity to review and a reasonable period of time in the circumstances to comment on all such documentation and all such documentation shall be reasonably satisfactory to Acquirer before it is filed or distributed to the Shareholders.

2.6    Securities and Tax Compliance

(a)
Acquirer agrees to use all commercially reasonable efforts to cause the Acquirer to become a reporting issuer for the purposes of the Securities Act (Alberta) (or equivalent status in another province of Canada) on or before the Closing Date.  In the event the Acquirer is not a reporting issuer for the purposes of any Canadian federal, provincial or territorial securities laws ("Canadian Securities Laws") on or before the Closing Date, Acquirer shall, or shall cause its Subsidiaries (and the Corporation agrees to cooperate in respect thereof) to use commercially reasonable efforts to obtain all orders required from the applicable Canadian Governmental Entities to permit the first resale of Acquirer Shares issuable upon exchange of the Exchangeable Shares from time to time, without qualification with, or approval of, or the filing of any prospectus or similar document, or undertaking, from, any Canadian Governmental Entity under any Canadian Securities Laws or pursuant to the rules and regulations of any Governmental Entity administering such laws, or the fulfilment of any other legal requirement in any such jurisdiction (other than, with respect to such first resale being from the holdings of a "control person" for purposes of Canadian Securities Laws).

(b)
Acquirer agrees to use all commercially reasonable efforts to file a registration statement (the "Registration Statement") with the SEC not more than ten Business Days following the later of the date that the Acquirer's Form 10-K is filed with the SEC and the Closing Date in order to register under the U.S. Securities Act the resale of the Acquirer Shares issuable from time to time after the Effective Time upon exchange of the Exchangeable Shares, and shall use all commercially reasonable efforts to cause the Registration Statement to become effective and to maintain the effectiveness of such registration for one year following the date on which all Exchangeable Shares have been exchanged for Acquirer Shares (other than those Exchangeable Shares held by Acquirer or any of its affiliates).

(c)
Acquirer agrees to use all commercially reasonable efforts to cause the Acquirer Shares to be listed on the American Stock Exchange, the Toronto Stock Exchange or another senior stock exchange in the United States promptly following the Effective Time.

(d)
The Acquirer shall, on a confidential basis, provide the Corporation and its legal and financial advisors timely opportunity to review and a reasonable period of time in the circumstances to comment on all such documentation as may be prepared for filing in connection with Subsections 2.6(a), (b) and (c) and all such documentation shall be reasonably satisfactory to the Corporation before it is filed.

(e)
The Corporation and the Acquirer and its transfer agent shall be entitled to deduct and withhold from any Exchangeable Shares or other consideration payable to any holders of Shares pursuant to the transactions contemplated hereby, such amounts as is required to be deducted and withheld with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, territorial, local or foreign tax law, in each case, as amended. To the extent that amounts are so withhold, such withhold amounts shall be treated for all purposes hereof as having been paid to the holder of the Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld exceeds the cash portion of the consideration otherwise payable to the holder, the Corporation, the Acquirer or the transfer agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to enable compliance with such deduction or withholding obligation and the Corporation, the Acquirer or the transfer agent, as the case may be, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

2.7    Preparation of Filings

(a)	Acquirer and the Corporation shall, acting reasonably and promptly in the circumstances, cooperate in:

(i)
the preparation of the Proxy Circular, the Registration Statement, the stock exchange application, the application to become a reporting issuer and any application for the orders and the preparation of any required registration statements and any other documents reasonably deemed by Acquirer or the Corporation to be necessary to discharge their respective obligations under corporate laws, Securities Laws or other applicable laws in connection with the Reorganization and the other transactions contemplated hereby;

(ii)
the taking of all such action as may be required under any applicable Securities Laws in connection with the issuance of the Exchangeable Shares and Acquirer Shares in connection with the Reorganization; provided, however, that with respect to the United States "blue sky" and Canadian provincial qualifications neither Acquirer nor the Corporation shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of the Exchangeable Shares and Acquirer Shares;

(iii)	the taking of all such actions as may be required under the Act in connection with the transactions contemplated by this Agreement and the Reorganization; and

(iv)	the preparation of materials in connection with any financing activities of the Acquirer.

(b)
Each of Acquirer and the Corporation agree to promptly furnish to the other all information concerning each of them and the Shareholders as may be required to give effect to the actions described in Sections 2.5 and 2.6 and the foregoing provisions of this Section 2.7, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Reorganization and the other transactions contemplated by this Agreement will contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished. All such information shall be used only for the purposes of the transactions contemplated hereby and, except to the extent necessary to give effect to the actions described in Sections 2.5 and 2.6 and the foregoing provisions of this Section 2.7, shall be treated confidentially.

(c)
Each of Acquirer and the Corporation agree to promptly notify the other if at any time before or after the Shareholder Meeting it becomes aware that the Proxy Circular or the Registration Statement or an application for an order or stock exchange listing or any financing disclosure document contains any misrepresentation or any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Proxy Circular or such Registration Statement or application or disclosure document. In any such event, Acquirer and the Corporation agree to cooperate in the preparation of a supplement or amendment to the Proxy Circular, Registration Statement application, disclosure document or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to the Shareholders or filed with the relevant securities regulatory authorities, as applicable.

(d)
The Corporation shall ensure that the Proxy Circular complies with all applicable laws and, without limiting the generality of the foregoing, that the Proxy Circular does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained there not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Acquirer). Without limiting the generality of the foregoing, the Corporation shall ensure that the Proxy Circular complies with National Instrument 51-102, to the extent applicable, and provides Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Shareholder Meeting. The Corporation shall ensure that none of the information supplied or to be supplied by the Corporation for inclusion or incorporation by reference in any application or any Registration Statement will at the relevant effective time contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading. The Corporation will take all reasonable steps within its control to ensure that the Proxy Circular is prepared as to form in all material respects in compliance with the provisions of the Act and Canadian Securities Laws.

(e)
Acquirer shall ensure that any Registration Statement complies with all U.S. Securities Laws and, without limiting the generality of the foregoing, that such document does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the Corporation or any security holder named therein). The Acquirer shall ensure that none of the information supplied or to be supplied by the Acquirer for inclusion or incorporation by reference in the Proxy Circular will at the relevant effective time contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

2.8    Cooperation

(a)
The Corporation agrees to use its commercially reasonable efforts to perform all obligations required to be performed by the Corporation under this Agreement, cooperate with Acquirer in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Corporation shall:

(i)
subject to Section 3.2, solicit from the Shareholders proxies in favour of approval of the Reorganization Resolution and use commercially reasonable efforts to obtain the approval by such Shareholders of the Reorganization Resolution;

(ii)
not adjourn, postpone or cancel (or propose adjournment, postponement or cancellation of) the Shareholder Meeting without Acquirer's prior written consent, acting reasonably, except as required by applicable laws;

(iii)	use commercially reasonable efforts to satisfy or cause to be satisfied as soon as reasonably practicable all the conditions precedent that are set forth in Article 9;

(iv)
apply for and use commercially reasonable efforts to obtain as promptly as practicable all Regulatory Approvals relating to the Corporation and, in doing so, to keep Acquirer reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including, but not limited to, providing Acquirer the opportunity to be present for or participate in all communications with any Governmental Entity and providing Acquirer with copies of all related applications and notifications, in draft form, in order for Acquirer to provide its reasonable comments;

(v)
use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(vi)
use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(vii)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Corporation in connection with the transactions contemplated hereby; and

(viii)
use commercially reasonable efforts to obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts required to be obtained by the Corporation to consummate the transactions contemplated hereby which the failure to obtain would have a Material Adverse Effect.

(b)
Acquirer agrees to use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Subsidiaries to, perform all obligations required to be performed by it or any of its Subsidiaries under this Agreement, cooperate with the Corporation in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the following, the Acquirer shall:

(i)	use commercially reasonable efforts to satisfy or cause to be satisfied as soon as reasonably practicable all conditions precedent that are set forth in Article 9 hereof;

(ii)
apply for and use commercially reasonable efforts to obtain as promptly as practicable the order respecting reporting issuer or similar status and all Regulatory Approvals relating to Acquirer or any of its Subsidiaries, and, in doing so, to keep the Corporation reasonably informed as to the status of the proceedings related to obtaining the order and the Regulatory Approvals, including, but not limited to, providing the Corporation with copies of all related applications and notifications, in draft form, in order for the Corporation to provide its reasonable comments;

(iii)
use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(iv)
use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Acquirer or any of its Subsidiaries which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(v)
effect all necessary registrations, filings and submissions of information required by Governmental Entities from Acquirer or any of its Subsidiaries in connection with the transactions contemplated hereby; and

(vi)
reserve or have available a sufficient number of Acquirer Shares for issuance upon the exchange from time to time of Exchangeable Shares issued pursuant to the Reorganization, and use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause such Acquirer Shares to be approved for listing on any stock exchange that the Acquirer Shares are listed at the time.

(c)	The Acquirer shall not exercise its voting rights as a Shareholder in connection with the Reorganization Resolution.

ARTICLE 3
COVENANTS OF THE CORPORATION

3.1    Ordinary Course of Business

The Corporation covenants and agrees that, from the date hereof until the earlier of the Effective Time and the date this Agreement is terminated pursuant to its terms, unless Acquirer otherwise agrees in writing or except as otherwise expressly contemplated or permitted by this Agreement or the Disclosure Letter:

(a)	the Corporation shall conduct its business only in, and not take action except in, the usual, ordinary and regular course of business and consistent with past practice;

(b)	the Corporation shall not directly or indirectly do or permit to occur any of the following:

(i)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber:

(A)
any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any capital stock of the Corporation (other than pursuant to the exercise of outstanding options or warrants), or

(B)	except in the ordinary and regular course of business, consistent with past practice, any assets of the Corporation;

(ii)	amend or propose to amend its governing documents;

(iii)	split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares;

(iv)	redeem, purchase or offer to purchase any Shares or other securities of the Corporation;

(v)	reorganize, amalgamate or merge the Corporation with any other Person;

(vi)
acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person or acquire or agree to acquire any assets, except in the ordinary and regular course of business, consistent with past practice;

(vii)	pay, discharge or satisfy any material claims, liabilities or obligations or relinquish any material contractual rights;

(viii)	enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(ix)
waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material licence, lease, contract or other document, other than in the ordinary and regular course of business, consistent with past practice;

(x)	authorize, recommend or propose any release or relinquishment of any material contract right other than in the ordinary and regular course of business, consistent with past practice;

(xi)
incur or commit to incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, or make loans or advances, except, in either case, in the ordinary and regular course of business consistent with past practice;

(xii)
issue any press release, make any public statement or grant any media interviews of any kind except in connection with ongoing community consultation and similar activities in the ordinary course consistent with past practice and subject to consultation, coordination and cooperation with the Acquirer and its investor relations personnel;

(xiii)	create or acquire any Subsidiary;

(xiv)
pay, give or agree to pay or give any commission or other remuneration directly or indirectly for soliciting the exchange (as such phrase is used and interpreted under Section 3(a)(9) of the Securities Act of 1933, as amended) of Shares into Exchangeable Shares pursuant to the terms of the Reorganization; or

(xv)	authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(c)	other than as set forth in the Disclosure Letter, the Corporation shall not:

(i)
take any action with respect to the entering into, assuming or modifying of any employment, severance, collective bargaining or similar agreements, policies or arrangements with respect to the grant of any bonuses, salary increases, stock options, pension benefits, retirement allowances, deferred compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable; or

(ii)	without limiting the foregoing, create, enter into, assume or modify any Employee Obligations;

(d)
the Corporation shall use its reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re insurance companies of nationally recognized standing providing commercially reasonable coverage in accordance with industry practice for similar entities carrying on comparable business are obtained;

(e)	the Corporation shall:

(i)
in the context of the transactions contemplated hereby, use its commercially reasonable efforts to preserve intact its business organization and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it;

(ii)
not take any action, that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Time if then made;

(iii)
confer on a regular basis with Acquirer with respect to material operational matters and shall cooperate with the Acquirer to develop a communications strategy regarding the progress of its exploration program and preparation of technical reports required to comply with applicable laws and stock exchange rules; and

(iv)
cooperate with the Acquirer and provide all reasonable support and information necessary or desirable in connection with financing activities of the Acquirer and any disclosure documents and technical reports prepared in connection therewith;

(f)
the Corporation shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Corporation in connection with the transactions contemplated by this Agreement or the Reorganization;

(g)	the Corporation shall not enter into or modify any contract, agreement, commitment or arrangement inconsistent with any of the matters set forth in this Section 3.1; and

(h)
the Corporation shall use all commercially reasonable efforts to obtain receipt of the consents of any and all lenders to the Corporation whose consent is required to prevent a default or any event that with the passage of time may constitute an event of default thereunder, to the transactions contemplated herein.

3.2    Non-Solicitation

(a)
The Corporation shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Corporation, (i) solicit, initiate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries, discussions, negotiations, proposals or offers from any Person or other entity or group (other than Acquirer) in respect of any matter or thing inconsistent with the successful completion of the Reorganization, including, without limitation, any Acquisition Proposal or (ii)  provide any non-public information to, participate in any discussions or negotiations relating to any such matter or thing with, or otherwise cooperate with or assist or participate in any effort to take such action by, any Person or other entity or group; provided nothing contained in this Section 3.2 or otherwise in this Agreement shall prevent the Board of Directors from:

(i)
considering, negotiating or providing information in connection with, or otherwise (except as provided for in (iii) below) responding to, an unsolicited bona fide written Acquisition Proposal in respect of which:

(A)
the Board of Directors has determined in good faith (after receiving the advice of its financial advisors that is reflected in the minutes of the Board of Directors) to be a commercially feasible transaction that could be carried out within a time frame that is reasonable in the circumstances and would, if consummated in accordance with its terms, result in a transaction demonstrably superior to the Reorganization from a financial point of view to the Shareholders; and

(B)
after consultation with its financial advisors, and after receiving advice of counsel that is reflected in the minutes of the Board of Directors, the Board of Directors concludes in good faith such action is necessary for the Board of Directors to discharge properly its fiduciary duties under applicable law;

(any such Acquisition Proposal that meets such requirements being referred to herein as a “Superior Proposal”), provided that the Corporation is in compliance with Sections 3.2(c) and (d) in respect of the Acquisition Proposal;

(ii)	complying with Securities Laws relating to the provision of directors' circulars and making appropriate disclosure with respect thereto to Shareholders; and

(iii)
accepting, recommending, approving or implementing any Superior Proposal if the Corporation has complied with Sections 3.2(c) and (d) in respect of the Superior Proposal and prior to such acceptance, recommendation, approval or implementation:

(A)
after consultation with its financial advisors, and after receiving advice of counsel that is reflected in the minutes of the Board of Directors, the Board of Directors concludes in good faith such action is necessary for the Board of Directors to discharge properly its fiduciary duties under applicable law; and

(B)	in arriving at such conclusion, the Board of Directors gives consideration to any amendment proposed by Acquirer in writing in the three Business Day period referred to in Section 3.2(d).

(b)
The Corporation shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Acquirer or an affiliate of Acquirer) with respect to any potential Acquisition Proposal. To the extent not already done so, the Corporation shall immediately close any and all data rooms which may have been opened. The Corporation agrees not to waive, in whole or in part, or release, in whole or in part, any third party from, or consent to any action pursuant to, any confidentiality or standstill obligation to which the Corporation and such third party is a party except in respect of a Superior Proposal in accordance with Section 3.2(d). The Corporation shall immediately request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with the Corporation relating to a potential Acquisition Proposal, shall use all reasonable efforts to ensure that such requests are honoured and shall immediately advise Acquirer orally and in writing of any responses or action (actual or threatened) by any recipient of such request which could hinder, prevent, delay or otherwise adversely affect the completion of the Reorganization.

(c)
The Corporation shall immediately notify Acquirer of any Acquisition Proposal (including, without limitation any amended, supplemented, replaced or renewed Acquisition Proposal previously made) or any request for non-public information relating to the Corporation or for access to the properties, books or records of the Corporation by any Person or other entity or group that informs the Corporation that it is considering making, or has made, an Acquisition Proposal. Such notice to Acquirer shall be made, from time to time, orally and in writing, and shall indicate such details of the proposal, inquiry or contact known to such person as Acquirer may reasonably request including, without limitation, the identity of the Person or other entity or group making such proposal, inquiry or contact and shall include a copy of any written form of Acquisition Proposal.

(d)
If the Board of Directors determines that an Acquisition Proposal constitutes a Superior Proposal pursuant to Section 3.2(a), the Corporation shall give immediate notice of such determination to the Acquirer (together with a copy of any written advice of counsel that is reflected in the minutes of the Board of Directors, referred to in Section 3.2(a)) and shall give Acquirer not less than three Business Days advance notice of any action to be taken by the Board of Directors to withdraw, modify or change any recommendation regarding the Reorganization or to enter into any agreement to implement the Superior Proposal, and provide to Acquirer the right, during such three Business Days, to advise the Board of Directors that Acquirer will, within such period, announce its intention to, and, as soon as practicable in the circumstances and, in any event, within three Business Days of such announcement, amend the terms of the Reorganization to provide that the holders of Shares shall, pursuant to the Reorganization as amended, receive a value per Share equal to or greater than the value per Share provided in the Superior Proposal. If Acquirer so advises the Board of Directors and so amends the Reorganization, the Board of Directors shall not withdraw, modify or change any recommendation with respect to the Reorganization, as so amended, and neither the Corporation nor the Board of Directors shall take any action to accept, recommend, approve or implement the Superior Proposal, including, without limitation, any release of the party making the Superior Proposal from any standstill or confidentiality obligation, any further consideration or negotiation of the Superior Proposal or entry into of any agreement regarding the Superior Proposal and the Corporation agrees to amend this Agreement to provide for the Reorganization as so amended.

(e)
If the Board of Directors receives a request for non-public information from a party who has made or is considering making an unsolicited bona fide Acquisition Proposal and the Board of Directors determines that such Acquisition Proposal constitutes a Superior Proposal pursuant to Section 3.2(a), then, and only in such case, the Corporation may, subject to the execution of a confidentiality agreement, provide such party with access to information regarding the Corporation provided that the Corporation complies with its obligations pursuant to Section 3.2(c), sends a copy of any such confidentiality agreement to Acquirer immediately upon its execution and provides copies to Acquirer of any information provided to such party (that has not been previously provided to Acquirer) concurrently with its provision to such part.

(f)
The Corporation shall ensure that the officers, directors and employees of the Corporation and any investment bankers or other advisors or representatives retained by the Corporation are aware of the provisions of this Section, and the Corporation shall be responsible for any breach of this Section 3.2 by such investment bankers, advisors or other representatives.

3.3    Notice of Material Change

From the date hereof until the earlier of the Effective Time and the date this Agreement is terminated pursuant to its terms, the Corporation shall promptly notify Acquirer in writing of:

(a)	any Material Adverse Change with respect to the Corporation;

(b)
any change in information relating to any representation or warranty of the Corporation set forth in this Agreement which is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect;

(c)	any material fact that arises and which would have been required to be stated herein or disclosed to Acquirer had such fact arisen on or prior to the date of this Agreement;

(d)
any claim, action, proceeding or investigation pending or, to the knowledge of the Corporation, threatened referred to in Section 7.1(m) or any basis for any such claim, action, proceeding or investigation; and

(e)	any claim under policies of insurance referred to in Section 7.1(r).

The Corporation shall in good faith discuss with Acquirer any change in circumstances (actual, anticipated, contemplated or, to the knowledge of the Corporation, threatened), financial or otherwise, which is of such a nature that there may be a reasonable question as to whether notice is required to be given pursuant to this Section.

3.4    Access to Information

Upon reasonable notice, the Corporation shall afford the Acquirer's officers, employees, counsel, accountants and other authorized representatives and advisors ("Representatives") reasonable access, during normal business hours from the date hereof and until the earlier of the Effective Time and the date this Agreement is terminated pursuant to its terms, to its facilities (including the ability to conduct reasonable environmental tests in respect of any of the properties of the Corporation at Acquirer's cost) properties, books, contracts and records as well as to its management personnel, and, during such period, the Corporation shall furnish promptly to the Acquirer all information concerning its business, properties and personnel as the Acquirer may reasonably request, provided that the Acquirer shall make reasonable efforts to minimize the number of Representatives attending at the Corporation's offices and facilities and to work cooperatively with the Corporation to minimize disruptions in the business of the Corporation.

3.5    Financial Statements

The Corporation shall deliver to Acquirer as soon as they become available true and complete copies of any report or statement provided to its Shareholders subsequent to the date of this Agreement. As of their respective dates, such reports and statements (excluding any information therein provided by Acquirer, as to which the Corporation makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with the requirements of applicable law and stock exchange rules. The financial statements of the Corporation issued by the Corporation or to be included in such reports and statements (excluding any information therein provided by Acquirer, as to which the Corporation makes no representation) will be prepared in accordance with generally accepted accounting principles applicable in Canada (except as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the auditor), and will present fairly the financial position, results of operations and changes in financial position of the Corporation as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

ARTICLE 4
TRANSACTION SUPPORT AGREEMENTS

4.1    Transaction Support Agreements

The Corporation shall use commercially reasonable efforts to contact the Principal Shareholders of the Corporation for the purpose of discussing the Transaction Support Agreements.

ARTICLE 5
COVENANTS OF ACQUIRER

5.1    Ordinary Course of Business

The Acquirer covenants and agrees that, from the date hereof until the earlier of the Effective Time and the date this Agreement is terminated pursuant to its terms, unless the Corporation otherwise agrees in writing or except as otherwise expressly contemplated or permitted by this Agreement or the Disclosure Letter:

(a)	the Acquirer shall, and shall cause each of its Subsidiaries to, conduct its and their respective business only in, and not take action except in, the usual, ordinary and regular course of business;

(b)	the Acquirer shall not directly or indirectly do or permit to occur any of the following:

(i)
issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of its Subsidiaries to issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber):

(A)
any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any capital stock of the Acquirer or any of its Subsidiaries (other than pursuant to the exercise of outstanding options, warrants or convertible debentures), or

(B)	except in the ordinary and regular course of business, any assets of the Acquirer or any of its Subsidiaries;

(ii)	amend or propose to amend its governing documents or those of any of its Subsidiaries;

(iii)
split, combine or reclassify any outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the shares of the Acquirer or any of its Subsidiaries;

(iv)	redeem, purchase or offer to purchase (or permit any of its Subsidiaries to redeem, purchase or offer to purchase) any shares or other securities of the Acquirer or any of its Subsidiaries;

(v)	reorganize, amalgamate or merge the Acquirer or any of its Subsidiaries with any other Person;

(vi)
acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person or acquire or agree to acquire any assets, except in the ordinary and regular course of business;

(vii)	pay, discharge or satisfy any material claims, liabilities or obligations, or relinquish any material contractual rights;

(viii)	enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(ix)
waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material licence, lease, contract or other document, other than in the ordinary and regular course of business;

(x)	authorize, recommend or propose any release or relinquishment of any material contract right other than in the ordinary and regular course of business;

(xi)
incur or commit to incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, or make loans or advances, except, in either case, in the ordinary and regular course of business;

(xii)	issue any press release, make any public statement or grant any media interviews of any kind;

(xiii)
pay, give or agree to pay or give any commission or other remuneration directly or indirectly for soliciting the exchange (as such phrase is used and interpreted under Section 3(a)(9) of the Securities Act of 1933, as amended) of Shares into Exchangeable Shares pursuant to the terms of the Reorganization; or

(xiv)	authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(c)	the Acquirer shall not, and shall cause each of its Subsidiaries to not:

(i)
take any action with respect to the entering into, assuming or modifying of any employment, severance, collective bargaining or similar agreements, policies or arrangements with respect to the grant of any bonuses, salary increases, stock options, pension benefits, retirement allowances, deferred compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable; or

(ii)	without limiting the foregoing, create, enter into, assume or modify any Acquirer Employee Obligations;

(d)
the Acquirer shall use its reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re insurance companies of nationally recognized standing providing commercially reasonable coverage in accordance with industry practice for similar entities carrying on comparable business are obtained;

(e)	the Acquirer shall:

(i)
in the context of the transactions contemplated hereby, use its commercially reasonable efforts, and cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

(ii)
not take any action, or permit any of its Subsidiaries to take any action, that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Time if then made; and

(iii)
confer on a regular basis with the Corporation with respect to material operational matters, including equity financing matters, the status of applications to the American Stock Exchange or other stock exchanges, and applications for reporting issuer status and registration statements;

(f)
the Acquirer shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Acquirer in connection with the transactions contemplated by this Agreement or the Reorganization;

(g)	the Acquirer shall not enter into or modify any contract, agreement, commitment or arrangement inconsistent with any of the matters set forth in this Section 5.1; and

(h)
the Acquirer shall use all commercially reasonable efforts to obtain receipt of the consents of any and all lenders to the Acquirer whose consent is required to prevent a default or any event that with the passage of time may constitute an event of default thereunder, to the transactions contemplated herein.

For greater certainty, nothing in this Section 5.1 shall prohibit or restrict the right of Acquirer to comply with its obligations, including without limitation its continuous disclosure obligations, pursuant to Securities Laws or the applicable rules of any stock exchange or similar trading market. For the purposes of this Section 5.1 the phrase "the usual, ordinary and regular course of business" shall mean what is reasonably considered to be usual, ordinary and regular course of business for a public company listed on a stock exchange in the United States or Canada.

5.2    Non-Solicitation

(a)
The Acquirer shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Acquirer, (i) solicit, initiate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries, discussions, negotiations, proposals or offers from any Person or other entity or group (other than Corporation) in respect of any matter or thing inconsistent with the successful completion of the Reorganization, including, without limitation, any Acquirer Acquisition Proposal or (ii)  provide any non-public information to, participate in any discussions or negotiations relating to any such matter or thing with, or otherwise cooperate with or assist or participate in any effort to take such action by, any Person or other entity or group; provided nothing contained in this Section 5.2 or otherwise in this Agreement shall prevent the Acquirer from:

(i)
considering, negotiating or providing information in connection with, or otherwise responding to, an unsolicited bona fide written Acquirer Acquisition Proposal in respect of which, after consultation with its financial advisors, and after receiving advice of counsel that is reflected in the minutes of the Acquirer Board of Directors, the Acquirer Board of Directors concludes in good faith such action is necessary for the Acquirer Board of Directors to discharge properly its fiduciary duties under applicable law (any such Acquirer Acquisition Proposal that meets such requirements being referred to herein as a "Permitted Proposal");

(ii)	complying with Securities Laws relating to the provision of directors' circulars and making appropriate disclosure with respect thereto to holders of Acquirer Shares; and

(iii)
accepting, recommending, approving or implementing any Acquirer Acquisition Proposal if prior to such acceptance, recommendation, approval or implementation, after consultation with its financial advisors, and after receiving advice of counsel that is reflected in the minutes of the Acquirer Board of Directors, the Acquirer Board of Directors concludes in good faith such action is necessary for the Acquirer Board of Directors to discharge properly its fiduciary duties under applicable law.

(b)
The Acquirer shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any parties with respect to any potential Acquirer Acquisition Proposal. To the extent not already done so, the Acquirer shall immediately close any and all data rooms which may have been opened. The Acquirer agrees not to waive, in whole or in part, or release, in whole or in part, any third party from, or consent to any action pursuant to, any confidentiality or standstill obligation to which the Acquirer and such third party is a party except in respect of a Permitted Proposal. The Acquirer shall immediately request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with the Acquirer relating to a potential Acquirer Acquisition Proposal, shall use all reasonable efforts to ensure that such requests are honoured and shall immediately advise the Corporation orally and in writing of any responses or action (actual or threatened) by any recipient of such request which could hinder, prevent, delay or otherwise adversely affect the completion of the Reorganization.

(c)
The Acquirer shall immediately notify the Corporation of any Acquirer Acquisition Proposal (including, without limitation any amended, supplemented, replaced or renewed Acquirer Acquisition Proposal previously made) or any request for non-public information relating to the Acquirer or for access to the properties, books or records of the Acquirer by any Person or other entity or group that informs the Acquirer that it is considering making, or has made, an Acquirer Acquisition Proposal. Such notice to the Corporation shall be made, from time to time, orally and in writing, and shall indicate such details of the proposal, inquiry or contact known to such person as the Corporation may reasonably request including, without limitation, the identity of the Person or other entity or group making such proposal, inquiry or contact and shall include a copy of any written form of Acquirer Acquisition Proposal.

(d)
If an Acquirer Acquisition Proposal is recommended by the board of directors of Acquirer, or is otherwise effected or to be effected with the consent or approval of the board of directors of Acquirer, then Acquirer will use its reasonable commercial efforts expeditiously and in good faith to take all such actions and do such things as are necessary or desirable and within its power to enable and permit holders of Shares (other than Acquirer and its Affiliates) to participate in such transaction to the same extent and on an economically equivalent basis as the holders of Acquirer Shares, without discrimination. If an Acquirer Acquisition Proposal is recommended by the board of directors of Acquirer, or is otherwise to be effected with the consent or approval of the board of directors of Acquirer, and the terms of such Acquirer Acquisition Proposal do not enable and permit holders of Shares (other than Acquirer and its Affiliates) to participate in such transaction to the same extent and on an economically equivalent basis as the holders of Acquirer Shares, without discrimination, then the Acquirer agrees that its rights of first offer in the letter agreement with the Corporation dated November 12, 2004 shall forthwith terminate upon such recommendation being made by the board of directors of Acquirer, or such consent or approval being provided by the board of directors of Acquirer. The Acquirer further agrees that, from the date of such termination, it shall not take any actions, or permit its Subsidiaries to take any actions, that could reasonably be expected to prevent the Corporation from conducting any financing activities to further its business plan.

(e)
If an Acquirer Acquisition Proposal is completed and does not enable and permit holders of Shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of Acquirer Shares, without discrimination, then the Acquirer agrees that its rights of first offer in the letter agreement with the Corporation dated November 12, 2004 shall forthwith terminate upon the Person making the Acquirer Acquisition Proposal acquiring in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of the Acquirer or acquiring in any manner, directly or indirectly, beneficial ownership of or control or direction over more than 20% of the outstanding voting shares of the Acquirer. The Acquirer further agrees that, from the date of such termination, it shall not take any actions, or permit its Subsidiaries to take any actions, that could reasonably be expected to prevent the Corporation from conducting any financing activities to further its business plan.

(f)
If the board of directors of Acquirer receives a request for non-public information from a party who has made or is considering making an unsolicited bona fide Acquirer Acquisition Proposal and the board of directors of Acquirer determines that such Acquirer Acquisition Proposal constitutes a Permitted Proposal, then, and only in such case, the Acquirer may, subject to the execution of a confidentiality agreement, provide such party with access to information regarding the Acquirer provided that the Acquirer sends a copy of any such confidentiality agreement to the Corporation immediately upon its execution and provides copies to Corporation of any information provided to such party (that has not been previously provided to Corporation) concurrently with its provision to such party.

(g)
The Acquirer shall ensure that the officers, directors and employees of the Acquirer and any investment bankers or other advisors or representatives retained by the Acquirer are aware of the provisions of this Section, and the Acquirer shall be responsible for any breach of this Section 5.2 by such investment bankers, advisors or other representatives.

5.3    Notice of Material Change

From the date hereof until the earlier of the Effective Time and the date this Agreement is terminated pursuant to its terms, the Acquirer shall promptly notify Corporation in writing of:

(a)	any Material Adverse Change with respect to the Acquirer;

(b)
any change in information relating to any representation or warranty of the Acquirer set forth in this Agreement which is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect;

(c)	any material fact that arises and which would have been required to be stated herein or disclosed to the Corporation had such fact arisen on or prior to the date of this Agreement;

(d)
any claim, action, proceeding or investigation pending or, to the knowledge of the Acquirer, threatened referred to in Section 8.1(k) or any basis for any such claim, action, proceeding or investigation; and

(e)	any claim under policies of insurance referred to in Section 8.1(s).

The Acquirer shall in good faith discuss with Corporation any change in circumstances (actual, anticipated, contemplated or, to the knowledge of the Acquirer, threatened), financial or otherwise, which is of such a nature that there may be a reasonable question as to whether notice is required to be given pursuant to this Section.

5.4    Access to Information

Upon reasonable notice, Acquirer shall, and shall cause each of its Subsidiaries to, afford the Corporation's officers, employees, counsel, accountants and other authorized representatives and advisors ("Representatives") reasonable access, during normal business hours from the date hereof and until the earlier of the Effective Time and the date this Agreement is terminated pursuant to its terms, to its facilities, properties, books, contracts and records as well as to its management personnel, and, during such period, Acquirer shall, and shall cause such of its Subsidiaries to, furnish promptly to the Corporation all information concerning its business, properties and personnel as Corporation may reasonably request, provided that Corporation shall make reasonable efforts to minimize the number of Representatives attending at the Acquirer's offices and facilities and to work cooperatively with the Acquirer to minimize disruptions in the business of the Acquirer.

5.5    Financial Statements

The Acquirer shall deliver to the Corporation as soon as they become available true and complete copies of any report or statement provided to its Shareholders subsequent to the date of this Agreement. As of their respective dates, such reports and statements (excluding any information therein provided by Acquirer, as to which the Acquirer makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with the requirements of applicable law and stock exchange rules. The financial statements of the Acquirer issued by the Acquirer or to be included in such reports and statements (excluding any information therein provided by Corporation, as to which the Acquirer makes no representation) will be prepared in accordance with generally accepted accounting principles applicable in the United States (except as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the auditor), and will present fairly the financial position, results of operations and changes in financial position of the Acquirer as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

ARTICLE 6

MUTUAL COVENANTS

6.1    Consultation

Except as and to the extent required by Securities Laws, other applicable law or the rules of any stock exchange or similar trading market, without the prior written consent of the other party hereto, neither the Acquirer nor the Corporation shall, directly or indirectly, make any public statement or communication and each party shall direct its representatives not to do any of the foregoing without such prior written consent. Acquirer and the Corporation agree to consult with each other in issuing any press releases or otherwise making public statements and in making any filings with any federal, provincial or state governmental or regulatory agency or with any securities exchange with respect thereto.

6.2    Other Filings

Acquirer and the Corporation shall, as promptly as practicable hereafter, prepare and file any filings required under the Competition Act (Canada), any Securities Laws, the rules of the American Stock Exchange, the United States Securities Exchange Act of 1934, as amended, state securities or "blue sky" laws of the states of the United States, as amended, or any other applicable law or rule of applicable stock exchange relating to the transactions contemplated in this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

7.1    Representations

The Corporation hereby represents and warrants, except as otherwise set forth in the Disclosure Letter, to the Acquirer (and acknowledges that the Acquirer is relying upon such representations and warranties in connection with entering into this Agreement):

(a)
Organization

The Corporation has been duly incorporated or formed under applicable law, is validly existing and has full corporate or legal power and authority to own its properties and conduct its business as presently owned and conducted. The Corporation is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect in respect of the Corporation. Except as disclosed in the Disclosure Letter, the Corporation has no Subsidiaries and has never had any Subsidiaries since the Corporation was originally incorporated.

(b)
Capitalization

As of the date hereof, the authorized capital of the Corporation consists of an unlimited number of Shares and an unlimited number of preferred shares issuable in series; there are only 18,692,147 Shares issued and outstanding; up to a maximum of 4,230,638 Shares may be issued pursuant to outstanding options and warrants and the details of such options and warrants are as set forth in the Disclosure Letter. Except as described in the immediately preceding sentence or as set forth in the Disclosure Letter, there are no other issued or outstanding securities of the Corporation and, without limitation, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Corporation to issue or sell any shares of any capital stock of the Corporation or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Corporation, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Corporation.

(c)
Authority

The Corporation has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to complete the transactions contemplated hereby. The execution and delivery of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Corporation are necessary to authorize this Agreement or the transactions contemplated hereby other than the approval of the Shareholders as provided in this Agreement. There is no agreement in force or effect to which the Corporation is a party and, to the knowledge of the Corporation, between any other parties, which in any manner affects or will affect the voting or control of any of the securities of the Corporation. This Agreement has been duly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally, to general principles of equity and the qualifications that the consummation of the Reorganization is subject to approval of Shareholders as provided in this Agreement. Except as disclosed in the Disclosure Letter, the execution and delivery by the Corporation of this Agreement and performance by it of its obligations hereunder and the completion of the Reorganization and the transactions contemplated thereby, will not:

(i)	result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)	its certificate of incorporation, articles, by laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party;

(B)	any law, regulation, order, judgment or decree; or

(C)	any Material Contract;

(ii)	give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

(iii)
result in the imposition of any Encumbrance upon any of its assets, or restrict, hinder, impair or limit the ability of the Corporation to carry on the business of the Corporation as and where it is now being carried on or as and where it may be carried on in the future; or

(iv)	result (alone or together with other adverse changes) in a Material Adverse Change.

(d)
Impediments

There are no legal restrictions to the consummation by the Corporation of the transactions contemplated by this Agreement or the performance by the Corporation of its obligations hereunder. No filing or registration by the Corporation with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary in connection with the consummation of the Reorganization, except for filing of the articles of amendment to create the Series 1 Preferred Shares, the filing of the Articles of Amendment and such other filings or registrations which, if not made, or such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect in respect of the Corporation.

(e)
Books and Records

All financial transactions of the Corporation have been recorded in the financial books and records of the Corporation in accordance with good business practice, and such financial books and records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Corporation shown in the Financial Statements. The Corporation has not entered into and is not a party to any material financial transactions which are not reflected in the Financial Statements. No information, records or systems pertaining to the operation or administration of the business of the Corporation are in the possession of, recorded, stored, maintained by or otherwise dependent upon any Person other than the Corporation, other than corporate minute books held by counsel.

(f)
Absence of Changes

Since January 31, 2006: (i) the Corporation has conducted its business only in the ordinary course, (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Corporation has been incurred, and (iii) there has not been any (alone or together with other adverse changes) Material Adverse Change.

(g)
Employment Agreements and Benefit Plans

Except as set forth in the Disclosure Letter, the Corporation is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement or, without limitation, any Employee Obligation, with, any Person; all benefit plans covering active, former or retired employees, officers or directors of the Corporation is listed in the Disclosure Letter; the Corporation has made available to Acquirer true and complete copies of all of the respective terms thereof and: each such plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without any deficit or unfunded actuarial liability or adequate provision therefor having been made; all such plans are in compliance with applicable laws, rules, regulations and policies (including those as to registration or other qualification); to the knowledge of the Corporation there are no pending, anticipated or threatened claims against or involving any of the plans; and all contributions, reserves or premium payments required or provided for have been made.

(h)
Disclosure

To the knowledge of the Corporation there is no information regarding any event, circumstance or action taken or failed to be taken which may reasonably be expected to result in (alone or together with other adverse changes) a Material Adverse Change.

(i)
Material Contracts

The Corporation has provided Acquirer with access to true and complete copies of all Material Contracts and all Material Contracts are listed in the Disclosure Letter. Except as disclosed in the Disclosure Letter, such agreements do not contain any "change of control" provisions which would be triggered or affected by the Reorganization. The Corporation has performed in all material respects the obligations required to be performed by it and is entitled to all benefits under the Material Contracts. The Corporation has not violated or breached, in any material respect, any of the terms or conditions of the Material Contracts and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Corporation under any of the Material Contracts. Except as disclosed in the Disclosure Letter, the Corporation is not a party to or bound by any agreement containing any standstill, restrictive covenant or similar provision that would restrict or limit its right to acquire or hold any asset, carry on any business or activity, solicit business from any Person or in any geographical area, or otherwise to conduct its business as it may determine.

(j)
Financial Statements

The Financial Statements were prepared in accordance with generally accepted accounting principles in Canada consistently applied, and fairly present the financial condition of the Corporation at the respective dates indicated and the results of operations of the Corporation for the periods covered (subject, in the case of unaudited interim financial statements, to normal year-end adjustments). Except (a) as disclosed or reflected in the Financial Statements or (b) liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice or (ii) pursuant to the terms of this Agreement, the Corporation has not incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by generally accepted accounting principles applicable in Canada to be reflected on a balance sheet of the Corporation) that have constituted or would be reasonably likely to constitute (alone or together with other adverse changes) a Material Adverse Change. Without limiting the generality of the foregoing provisions of this Section and except as set forth in the Disclosure Letter, the Corporation has not committed to make any capital expenditures, nor have any capital expenditures been authorized by the Corporation.

(k)
Employee Obligations, Etc.

The Employee Obligations (all of which are listed in the Disclosure Letter) do not exceed the amounts set forth in the Disclosure Letter in respect of each of the persons listed therein in respect of this subsection nor exceed in aggregate $100,000.

(l)
Compliance with Law

Each of the Corporation and, to the knowledge of the Corporation, any predecessor corporations, has complied with and is in compliance with all laws and regulations applicable to the operation of its business, including without limitation all Environmental Laws, except where such non-compliance, considered individually or in the aggregate, would not constitute (alone or together with other adverse changes) a Material Adverse Change or have a Material Adverse Effect in respect of the Corporation and would not materially affect the consummation of the transactions contemplated hereby or the ability of the Corporation to perform its obligations hereunder.

(m)
Litigation, etc.

Except as set forth in the Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Corporation threatened against or relating to the Corporation or affecting any of its properties or assets before any court or governmental or regulatory authority or body, nor is the Corporation aware of any basis for any such claim, action, proceeding or investigation. The Corporation is not subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect in respect of the Corporation.

(n)	Oil Shale Permits and other Real Property Subject only to:

(i)	the relinquishment provisions of the terms of the respective OS Permits, and

(ii)	royalties payable to the Crown in the original grant thereof,

the Corporation holds good, valid and marketable legal and beneficial title to the OS Permits and free and clear of any and all Encumbrances, easements, or other third party rights of any nature whatsoever. Except such property as is described in the Financial Statements (the "Real Property"), the Corporation does not own or lease and has not agreed to acquire or lease any real property or interest in real property other than the Real Property. The Corporation has the exclusive right to possess, use and occupy, and as applicable, has good and marketable title in fee simple to, all the Real Property, free and clear of all Encumbrances, easements or other third party rights of any kind other than as set forth in the Disclosure Letter. All buildings, structures, improvements and appurtenances situated on the Real Property are in good operating condition and in a state of good maintenance and repair, except as set out in the Disclosure Letter, are adequate and suitable for the purposes for which they are currently being used and the Corporation has adequate rights of ingress and egress for the operation of its business in the ordinary course with such exceptions as would not have a Material Adverse Effect in respect of the Corporation. None of the buildings, structures, improvements or appurtenances located on the Real Property (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, provincial or municipal law, ordinance, rule or regulation, or encroaches on any property owned by others, other than violations or encroachments that do not, individually or in the aggregate, have a material adverse effect on the current use of such property or a Material Adverse Effect in respect of the Corporation.

(o)	Environmental

(i)
The operation of the business of the Corporation, the property and assets owned or used by the Corporation and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws (except where non-compliance would not have a Material Adverse Effect in respect of the Corporation). The Corporation has complied with all reporting and monitoring requirements under all Environmental Laws (except where non compliance would not have a Material Adverse Effect in respect of the Corporation). The Corporation has not received any notice of any non-compliance with any Environmental Laws or Environmental Permits, and the Corporation has not been convicted of an offence for non compliance with any Environmental Laws or Environmental Permits or been fined or otherwise sentenced or settled such prosecution short of conviction, (except where such non-compliance would not have a Material Adverse Effect in respect of the Corporation). There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or pending, or to the best knowledge of the Corporation, threatened, relating to the property or assets owned or used by the Corporation, relating in any way to the Environmental Laws or Environmental Permits.

(ii)
The Corporation has obtained all Environmental Permits necessary to conduct its business and to own, use and operate its properties and assets (except where the failure to obtain any such permit would not have a Material Adverse Effect in respect of the Corporation), all such Environmental Permits are in effect, no appeal and no other action is pending to revoke any such Environmental Permits (except where revocation of any such Environmental Permit would not have a Material Adverse Effect in respect of the Corporation) and the operation of the business of the Corporation, the property and assets owned by the Corporation and the use, maintenance and operation thereof have been and are in compliance with all Environmental Permits (except where such non compliance would not have a Material Adverse Effect in respect of the Corporation). To the extent required by applicable Environmental Laws, the Corporation has filed all applications necessary to renew or obtain any necessary Environmental Permits in a timely fashion so as to allow it to continue to operate its business in compliance with applicable Environmental Laws, and the Corporation does not expect such new or renewed Environmental Permits to include any terms or conditions that will have a Material Adverse Effect in respect of the Corporation.

(iii)
The Corporation has, at all times, used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws and Environmental Permits (except where such non-compliance would not have a Material Adverse Effect in respect of the Corporation).

(iv)
The Corporation is not, and, to the knowledge of the Corporation, there is no reasonable basis upon which the Corporation could become, responsible for any material clean up or corrective action under any Environmental Laws or Environmental Permits. All audits, assessments and studies with respect to environmental matters relating to the Corporation have been referenced in the Disclosure Letter.

(v)
There are no past or present (or, to the best of the Corporation's knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or which may give rise to any legal liability under any Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment by the Corporation of any Hazardous Substances (except, in any event, where it would not have a Material Adverse Effect in respect of the Corporation).

(vi)
Prior to the Effective Time, the Corporation shall allow the Acquirer to conduct at its expense such audits, assessments and studies deemed necessary by the Acquirer to satisfy itself of the status of the environmental matters and accuracy of the representations and warranties contained in this Agreement.

(p)
Operations

Any and all operations of the Corporation, and to the best of the Corporation's knowledge, any and all operations by third parties, on or in respect of the assets and properties of the Corporation, have been conducted in accordance with good oil and gas industry and mining industry practices where the failure to so operate would have a Material Adverse Effect on the Corporation.

(q)
Patent, Trademark and Related Matters

All of the patents, registered trademarks and service marks, trade names and licenses owned or used by the Corporation are in good standing, valid and adequate to permit the Corporation to conduct its business as presently conducted (except, in any event, where it would not have a Material Adverse Effect in respect of the Corporation). To the knowledge of the Corporation, the Corporation is not infringing or is alleged to be infringing on the rights of any Person with respect to any patent, trademark, service mark, trade name, copyright (or any application or registration in respect thereof), licence, discovery, improvement, process, formula, know-how, data, plan or specification where the infringement or alleged infringement could reasonably be expected to have a Material Adverse Effect.

(r)
Insurance

Policies of insurance in force as of the date hereof naming the Corporation as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of the Corporation as would be customary in respect of the businesses carried on by the Corporation and all such policies of insurance are as listed in the Disclosure Letter. All such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby. There are no outstanding claims under any such policies of insurance, except as set forth in the Disclosure Letter.

(s)	Tax Matters

(i)
Returns Filed and Taxes Paid. All Returns required to be filed prior to the date hereof by or on behalf of the Corporation have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All taxes shown to be payable on the Returns or on subsequent assessments or reassessments with respect thereto have been paid in full or objected to on a timely basis, and no other Taxes are payable by the Corporation with respect to items or periods covered by such Returns.

(ii)
Tax Reserves. The Corporation has paid or provided adequate accruals in its financial statements for Taxes, including income taxes and related future taxes, in conformity with generally accepted accounting principles applicable in Canada.

(iii)
Returns Furnished. For all periods ending on and before January 31, 2006, Acquirer has been provided access by the Corporation to true and complete copies of all federal and provincial income tax returns for the Corporation.

(iv)
Tax Deficiencies; Audits; Statutes of Limitations. Except as disclosed in the Disclosure Letter: (i) no deficiencies exist or have been asserted with respect to Taxes of the Corporation; (ii)  the Corporation is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against the Corporation or any of its assets which, if successful, would constitute (alone or together with other adverse changes) a Material Adverse Change; (iii) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Corporation; and (iv) the Returns of the Corporation have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened.

(t)
Pension and Termination Benefits

The Corporation has provided adequate accruals in its financial statements (or such amounts are fully funded) for all pension or other employee benefit obligations of the Corporation arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on the Corporation as well as for any other payment required to be made by the Corporation in connection with the termination of employment or retirement of any employee of the Corporation.

(u)
Securities Law Status and Shareholder Residency

The Corporation is not, and has never been, a reporting issuer, or similar status, under any jurisdiction in Canada. The Corporation's shares are not traded on any Canadian or United States national securities exchange or quoted on the NASDAQ Stock Market in the United States nor are any of its securities registered under the United States Securities Exchange Act of 1934, as amended, or any state securities laws. The Corporation is not, and has never been, required to file reports pursuant to Section 13 or 15(d) of the United States Securities Exchange Act of 1934. To the best of its knowledge, other than the Acquirer, the Corporation has no shareholders who are resident in the United States, "U.S. persons" (as defined in Regulation S under the United States Securities Act of 1933, as amended) or otherwise subject to the securities laws of the United States.

(v)
Corrupt Practices

There have been no actions taken by the Corporation or any of its affiliates which are in violation of the United States Foreign Corrupt Practices Act or the Corruption of Foreign Public Officials Act (Canada).

7.2    Investigation

Any investigation by the Acquirer and its advisors shall not mitigate, diminish or affect the representations and warranties of the Corporation provided pursuant to this Agreement. Where the provisions of Section 7.1 refer to disclosure in writing, such disclosure shall be made expressly in response to the applicable provision and shall be signed by a senior officer of the Corporation.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

8.1    Representations

Acquirer hereby represents and warrants, except as set forth in the Disclosure Letter, to the Corporation (and acknowledges that the Corporation is relying upon such representations and warranties in connection with entering into this Agreement):

(a)
Organization

The Acquirer and each of its Subsidiaries, has been duly incorporated or formed under applicable law, is validly existing and has full corporate or legal power and authority to own its properties and conduct its business as presently owned and conducted. The Acquirer and each of its Subsidiaries is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect in respect of the Acquirer. All of the outstanding shares of capital stock and other ownership interests of the Subsidiaries are validly issued, fully paid and non assessable and all such shares and other ownership interests owned directly or indirectly by the Acquirer are, except in connection with the Acquirer's existing banking arrangements, owned free and clear of all material liens, claims or encumbrances, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any shares of capital stock or other ownership interests in any of its Subsidiaries. The Acquirer has no Subsidiaries other than as set forth in the Disclosure Letter.

(b)
Capitalization

As of the date hereof, the authorized share capital of Acquirer consists of 250,000,000 shares of common stock, par value U.S. $0.001 per share, of which 240,000,000 are Acquirer Shares and 10,000,000 are shares of preferred stock. As of May 31, 2006, there are 115,943,166 Acquirer Shares and no preferred shares issued and outstanding and, up to a maximum of 23,943,138 Acquirer Shares are reserved for issuance pursuant to stock option plans or upon exchange or conversion of outstanding Acquirer debt securities or warrants. Except as described in the immediately preceding sentences or in the Disclosure Letter, there are no other issued or outstanding securities of Acquirer or (other than those owned by Acquirer) its Subsidiaries and, without limitation, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Acquirer or any of its Subsidiaries to issue or sell any shares of any capital stock of Acquirer or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of Acquirer or any of its Subsidiaries, nor, is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Acquirer or any of its Subsidiaries.

(c)
Authority

Acquirer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to complete the transactions contemplated hereby. The execution and delivery of this Agreement by the Acquirer and the consummation by the Acquirer of the transactions contemplated by this Agreement and the Reorganization have been duly authorized by the board of directors of the Acquirer and no other corporate proceedings on the part of Acquirer are necessary to authorize this Agreement or the transactions contemplated hereby and by the Reorganization. There is no agreement in force or effect to which the Acquirer is a party and, to the knowledge of the Acquirer, which in any manner affects or will affect the voting or control of any of the securities of the Acquirer. This Agreement has been duly executed and delivered by Acquirer and constitutes a valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity. The execution and delivery by Acquirer of this Agreement and performance by it of its obligations hereunder and the completion of the Reorganization and the transactions contemplated thereby, will not:

(i)	result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)
its or any of its Subsidiaries' certificate of incorporation, articles, by laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Subsidiary;

(B)	any law, regulation, order, judgment or decree; or

(C)	any Acquirer Material Contract, agreement, license, franchise or permit to which the Acquirer or any Subsidiary is bound or is subject or is the beneficiary;

(ii)	give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

(iii)
result in the imposition of any Encumbrance, upon any of its assets or the assets of any Subsidiary, or restrict, hinder, impair or limit the ability of Acquirer or any Subsidiary to carry on the business of Acquirer or any Subsidiary as and where it is now being carried on or as and where it is currently intended to be carried on in the future; or

(iv)	result (alone or together with other adverse changes) in a Material Adverse Change.

(d)
Impediments

Other than in connection with or in compliance with the provisions of Securities Laws (i) there are no legal restrictions to the consummation by Acquirer of the transactions contemplated by this Agreement or the performance by each of Acquirer of its obligations hereunder and (ii) no filing or registration by Acquirer with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary in connection with the consummation of the Reorganization, except for the filings, registrations and applications expressly contemplated by this Agreement and such other filings or registrations which, if not made, or such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect in respect of Acquirer.

(e)
Public Record

As of their respective dates, the documents and materials comprising the Public Record of Acquirer (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and complied in all material respects with all applicable legal and stock exchange requirements and the Public Record is complete and up-to-date in all material respects.

(f)
Books and Records

All financial transactions of Acquirer and its Subsidiaries have been recorded in the financial books and records of Acquirer and each Subsidiary, as applicable, in accordance with good business practice, and such financial books and records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of Acquirer and its Subsidiaries shown in the audited financial statements of Acquirer for the unaudited interim financial statements of Acquirer for the nine-month period ended January 31, 2006 and the audited financial statements for the year ended April 30, 2005 (collectively, the "Acquirer Financial Statements"). Acquirer and its Subsidiaries have not entered into and are not parties to any material financial transactions which are not reflected in such financial statements. No information, records or systems pertaining to the operation or administration of the business of the Acquirer are in the possession of, recorded, stored, maintained by or otherwise dependent upon any Person other than the Acquirer, other than corporate minute books held by counsel.

(g)
Absence of Changes

Since January 31, 2006 and except as has been disclosed in the Disclosure Letter: (i) Acquirer and its Subsidiaries have conducted their respective businesses only in the ordinary course, (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to Acquirer (on a consolidated basis) has been incurred, and (iii) there has not been any (alone or together with other adverse changes) Material Adverse Change.

(h)
Employment Agreements and Benefit Plans

Except as set forth in the Disclosure Letter, the Acquirer is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement or, without limitation, any employee obligation, with, any Person; all benefit plans covering active, former or retired employees, officers or directors of the Acquirer is listed in the Disclosure Letter; the Acquirer has made available to Corporation true and complete copies of all of the respective terms thereof and: each such plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without any deficit or unfunded actuarial liability or adequate provision therefor having been made; all such plans are in compliance with applicable laws, rules, regulations and policies (including those as to registration or other qualification); to the knowledge of the Acquirer there are no pending, anticipated or threatened claims against or involving any of the plans; and all contributions, reserves or premium payments required or provided for have been made.

(i)
Disclosure

To the knowledge of the Acquirer, there is no information regarding any event, circumstance or action taken or failed to be taken which may reasonably be expected to result in (alone or together with other adverse changes) a Material Adverse Change.

(j)
Material Contracts

The Acquirer has provided the Corporation with access to true and complete copies of all Acquirer Material Contracts and all Acquirer Material Contracts are listed in the Disclosure Letter. Except as disclosed in the Disclosure Letter, such agreements do not contain any "change of control" provisions which would be triggered or affected by the Reorganization. Each of the Acquirer and its Subsidiaries has performed in all material respects the obligations required to be performed by it and is entitled to all benefits under the Acquirer Material Contracts. None of the Acquirer or its Subsidiaries has violated or breached, in any material respect, any of the terms or conditions of the Acquirer Material Contracts and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Acquirer or any of its Subsidiaries under any of the Acquirer Material Contracts. Except as disclosed in the Disclosure Letter, none of the Acquirer or the Subsidiaries is a party to or bound by any agreement containing any standstill, restrictive covenant or similar provision that would restrict or limit its right to acquire or hold any asset, carry on any business or activity, solicit business from any Person or in any geographical area, or otherwise to conduct its business as it may determine.

(k)
Acquirer Financial Statements

The Acquirer Financial Statements were prepared in accordance with generally accepted accounting principles in the United States consistently applied, and fairly present the consolidated financial condition of Acquirer at the respective dates indicated and the results of operations of Acquirer (on a consolidated basis) for the periods covered. Except (a) as disclosed or reflected in the Acquirer Financial Statements and (b) liabilities and obligations (i) incurred in the ordinary course of business or (ii) pursuant to the terms of this Agreement, neither Acquirer nor any of its Subsidiaries has incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by generally accepted accounting principles applicable in the United States to be reflected on a consolidated balance sheet of Acquirer) that have constituted or would be reasonably likely constitute (alone or together with other adverse changes) a Material Adverse Change. Without limiting the generality of the foregoing provisions of this Section and except as set forth in the Disclosure Letter, the Acquirer has not committed to make any capital expenditures, nor have any capital expenditures been authorized by Acquirer.

(l)
Acquirer Employee Obligations, etc.

The Acquirer Employee Obligations (all of which are listed in the Disclosure Letter) do not exceed the amounts set forth in the Disclosure Letter in respect of each of the persons listed therein in respect of this subsection nor exceed in aggregate $100,000.

(m)
Compliance with Law

Each of Acquirer and its Subsidiaries has complied with and is in compliance with all laws and regulations applicable to the operation of its business, except where such non compliance, considered individually or in the aggregate, would not constitute (alone or together with other adverse changes) a Material Adverse Change or have a Material Adverse Effect in respect of the Acquirer and would not materially affect the consummation of the transactions contemplated hereby or the ability of Acquirer to perform its obligations hereunder.

(n)
Litigation, etc.

Except as set forth in the Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Acquirer threatened against or relating to the Acquirer or any of its Subsidiaries or affecting any of their properties or assets before any court or governmental or regulatory authority or body, nor is the Acquirer aware of any basis for any such claim, action, proceeding or investigation. Neither the Acquirer nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect in respect of the Acquirer.

(o)
Information Supplied

None of the information supplied or to be supplied by Acquirer for inclusion or incorporation by reference in the Proxy Circular will, at the time the Proxy Circular is mailed to the Shareholders and at the time of the Shareholder Meeting, as may be adjourned from time to time, contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

(p)	Environmental

(i)
The operation of the business of the Acquirer, the property and assets owned or used by the Acquirer and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws (except where non-compliance would not have a Material Adverse Effect in respect of the Acquirer). The Acquirer has complied with all reporting and monitoring requirements under all Environmental Laws (except where non compliance would not have a Material Adverse Effect in respect of the Acquirer). The Acquirer has not received any notice of any non-compliance with any Environmental Laws or Environmental Permits, and the Acquirer has not been convicted of an offence for non compliance with any Environmental Laws or Environmental Permits or been fined or otherwise sentenced or settled such prosecution short of conviction, (except where such non-compliance would not have a Material Adverse Effect in respect of the Acquirer). There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or pending, or to the best knowledge of the Acquirer, threatened, relating to the property or assets owned or used by the Acquirer, relating in any way to the Environmental Laws or Environmental Permits.

(ii)
The Acquirer has obtained all Environmental Permits necessary to conduct its business and to own, use and operate its properties and assets (except where the failure to obtain any such permit would not have a Material Adverse Effect in respect of the Acquirer), all such Environmental Permits are in effect, no appeal and no other action is pending to revoke any such Environmental Permits (except where revocation of any such Environmental Permit would not have a Material Adverse Effect in respect of the Acquirer) and the operation of the business of the Acquirer, the property and assets owned by the Acquirer and the use, maintenance and operation thereof have been and are in compliance with all Environmental Permits (except where such non compliance would not have a Material Adverse Effect in respect of the Acquirer). To the extent required by applicable Environmental Laws, the Acquirer has filed all applications necessary to renew or obtain any necessary Environmental Permits in a timely fashion so as to allow it to continue to operate its business in compliance with applicable Environmental Laws, and the Acquirer does not expect such new or renewed Environmental Permits to include any terms or conditions that will have a Material Adverse Effect in respect of the Acquirer.

(iii)
The Acquirer has, at all times, used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws and Environmental Permits (except where such non-compliance would not have a Material Adverse Effect in respect of the Acquirer).

(iv)
The Acquirer is not, and, to the knowledge of the Acquirer, there is no reasonable basis upon which the Acquirer could become, responsible for any material clean up or corrective action under any Environmental Laws or Environmental Permits. All audits, assessments and studies with respect to environmental matters relating to the Acquirer have been referenced in the Disclosure Letter.

(v)
There are no past or present (or, to the best of the Acquirer's knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or which may give rise to any legal liability under any Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment by the Acquirer of any Hazardous Substances (except, in any event, where it would not have a Material Adverse Effect in respect of the Acquirer).

(vi)
Prior to the Effective Time, the Acquirer shall allow the Corporation to conduct at its expense such audits, assessments and studies deemed necessary by the Acquirer to satisfy itself of the status of the environmental matters and accuracy of the representations and warranties contained in this Agreement.

(vii)	All references to the Acquirer in this paragraph (p) are deemed to include all Subsidiaries of the Acquirer.

(q)
Operations

Any and all operations of the Acquirer and its Subsidiaries, and to the best of the Acquirer's knowledge, any and all operations by third parties, on or in respect of the assets and properties of the Acquirer and its Subsidiaries, have been conducted in accordance with good oil and gas industry and mining industry practices where the failure to so operate would have a Material Adverse Effect on the Acquirer.

(r)
Patent, Trademark and Related Matters

All of the patents, registered trademarks and service marks, trade names and licenses owned or used by the Acquirer and its Subsidiaries are in good standing, valid and adequate to permit the Acquirer and its Subsidiaries to conduct their businesses as presently conducted (except, in any event, where it would not have a Material Adverse Effect in respect of the Acquirer). To the knowledge of the Acquirer, the Acquirer and its Subsidiaries are not infringing or are alleged to be infringing on the rights of any Person with respect to any patent, trademark, service mark, trade name, copyright (or any application or registration in respect thereof), licence, discovery, improvement, process, formula, know-how, data, plan or specification where the infringement or alleged infringement could reasonably be expected to have a Material Adverse Effect.

(s)
Insurance

Policies of insurance in force as of the date hereof naming the Acquirer as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of the Acquirer and its Subsidiaries as would be customary in respect of the businesses carried on by the Acquirer and its Subsidiaries and all such policies of insurance are as listed in the Disclosure Letter. All such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby. There are no outstanding claims under any such policies of insurance, except as set forth in the Disclosure Letter.

(t)	Tax Matters

(i)
Returns Filed and Taxes Paid. All Acquirer Returns required to be filed prior to the date hereof by or on behalf of the Acquirer or any Subsidiaries have been duly filed on a timely basis and such Acquirer Returns are true, complete and correct in all material respects. All taxes shown to be payable on the Acquirer Returns or on subsequent assessments or reassessments with respect thereto have been paid in full or objected to on a timely basis, and no other Acquirer Taxes are payable by the Acquirer or any of its Subsidiaries with respect to items or periods covered by such Acquirer Returns.

(ii)
Tax Reserves. The Acquirer has paid or provided adequate accruals in its financial statements for Acquirer Taxes, including income taxes and related future taxes, in conformity with generally accepted accounting principles applicable in the United States.

(iii)
Returns Furnished. For all periods from incorporation of the Acquirer until April 30, 2005, the Corporation has been provided access by the Acquirer to true and complete copies of all federal and state income tax returns for the Acquirer or any of its Subsidiaries.

(iv)
Tax Deficiencies; Audits; Statutes of Limitations. Except as disclosed in the Disclosure Letter: (i) no deficiencies exist or have been asserted with respect to Acquirer Taxes of the Acquirer or any of its Subsidiaries; (ii) neither the Acquirer nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Acquirer Taxes, nor has such event been asserted or threatened against the Acquirer or any of its Subsidiaries or any of their respective assets which, if successful, would constitute (alone or together with other adverse changes) a Material Adverse Change; (iii) no waiver or extension of any statute of limitations is in effect with respect to Acquirer Taxes or Acquirer Returns of the Acquirer or any Subsidiary; and (iv) the Acquirer Returns of the Acquirer and any Subsidiary have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened.

(u)
Pension and Termination Benefits

The Acquirer has provided adequate accruals in its financial statements (or such amounts are fully funded) for all pension or other employee benefit obligations of the Acquirer arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on the Acquirer or any of its Subsidiaries as well as for any other payment required to be made by the Acquirer in connection with the termination of employment or retirement of any employee of the Acquirer or any of its Subsidiaries.

(v)
U.S. Registrant Status

The Acquirer has filed all reports required to be filed with the Securities and Exchange Commission pursuant to Section 13 of the United States Securities Exchange Act of 1934, as amended, and the Acquirer Shares are quoted on the OTC Bulletin Board.

(w)
Securities Law Exemption

It will not be necessary in connection with the issuance and delivery of the Acquirer Shares to holders of the Exchangeable Shares upon retraction, redemption or exchange of the Exchangeable Shares in the manner contemplated by the Exchangeable Share Provisions to register such issuance and delivery of Acquirer Shares under the U.S. Securities Act or any applicable state securities laws.

(x)
Corrupt Practices

There have been no actions taken by the Acquirer, any of its Subsidiaries or any of their affiliates which are in violation of the United States Foreign Corrupt Practices Act or the Corruption of Foreign Public Officials Act (Canada).

8.2    Investigation

Any investigation by the Corporation and its advisors shall not mitigate, diminish or affect the representations and warranties of Acquirer provided pursuant to this Agreement. Where the provisions of Section 8.1 refer to disclosure in writing, such disclosure shall be made expressly in response to the applicable provision and shall be signed by a senior officer of Acquirer.

ARTICLE 9
CONDITIONS

9.1    Conditions Precedent to Obligations of Each Party

The obligations of the parties hereto to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver by both parties on or before the Closing Date of the following conditions:

(a)	the Reorganization and the other transactions contemplated hereby shall have been approved and adopted by the Shareholders, in accordance with applicable law and the Corporation's articles and bylaws;

(b)	the Voting and Exchange Trust Agreement and Support Agreement shall have been executed and delivered by each of the parties thereto;

(c)
all Regulatory Approvals shall have been obtained on reasonably satisfactory terms and conditions and shall be in full force and effect and all applicable statutory or regulatory waiting periods shall have expired or been terminated and no objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory waiting period which would adversely affect Acquirer's ability to consummate the Reorganization or the transactions contemplated hereby or which is or would be materially adverse to the business of the Corporation or to the value of the Shares to Acquirer;

(d)	no Shareholders shall have exercised their dissent rights under Section 191 of the Act;

(e)	there shall not exist any prohibition at law against the consummation of the Reorganization or the transactions contemplated hereby;

(f)
the board of directors of the Acquirer shall be comprised of T. Murray Wilson, Christopher H. Hopkins, Ron Phillips, Tom Milne, Scott Thompson and Gordon Tallman. The officers of the Acquirer shall be T. Murray Wilson, Executive Chairman; Christopher H. Hopkins, President and Chief Executive Officer; Karim Hirji, Chief Financial Officer; and Errin Kimball, Vice-President, Exploration;

(g)
the Acquirer shall have entered into employment agreements in replacement of the existing employment agreements with each of T. Murray Wilson, Christopher H. Hopkins, Karim Hirji and Errin Kimball on terms and conditions consistent with customary industry practices and standards; and

(h)	the fairness opinion described in Section 2.4(b) shall have been delivered to the Board of Directors.

9.2    Acquirer Conditions

The obligations of Acquirer to consummate and effect the transactions contemplated hereunder shall be subject to the following conditions:

(a)
the Corporation shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements hereunder to be performed and complied with by it on or before the Effective Time and a certificate of the Chief Executive Officer of Corporation, dated the Closing Date, to that effect shall have been delivered to the Acquirer, such certificate to be in form and substance satisfactory to the Acquirer, acting reasonably;

(b)
each of the representations and warranties of the Corporation in this Agreement (which for purposes of this clause (b) shall be read as though none of them contained any Material Adverse Effect or other materiality qualification), shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects is not and would not be reasonably expected to result in a Material Adverse Effect and a certificate of the Chief Executive Officer of Corporation, dated the Closing Date, to that effect shall have been delivered to the Acquirer, such certificate to be in form and substance satisfactory to the Acquirer, acting reasonably;

(c)
no act, action, suit or proceeding shall have been taken before or by any Canadian or United States federal, provincial, territorial, state or foreign court or other tribunal or governmental agency or other regulatory or administrative agency or commission or by any elected or appointed public official or other Person in Canada, the United States or elsewhere, whether or not having the force of law, and no law, regulation or policy have been proposed, enacted, promulgated or applied, whether or not having the force of law, which could reasonably be expected to have the effect of:

(i)
making illegal, or otherwise directly or indirectly restraining or prohibiting the Reorganization, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some or all of the Shares by Acquirer, or the consummation of any of the transactions contemplated by the Reorganization;

(ii)
prohibiting or materially limiting the ownership or operation by the Corporation or by Acquirer, directly or indirectly, of all or any material portion of the business or assets of the Corporation, or Acquirer, directly or indirectly, or compelling Acquirer, directly or indirectly, to dispose of or hold separate all or any material portion of the business or assets of the Corporation or Acquirer, directly or indirectly, as a result of the transactions contemplated by the Reorganization;

(iii)
imposing or confirming limitations on the ability of Acquirer, directly or indirectly, effectively to acquire or hold or to exercise full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by Acquirer, directly or indirectly, on all matters properly presented to the Shareholders of the Corporation, materially adversely affecting the business, financial condition or results of operations of the Corporation or the value of the Shares to Acquirer; or

(iv)	requiring divestiture by Acquirer, directly or indirectly, of any Shares or any Subsidiary;

(d)
the Principal Shareholders shall have entered into, and continue to be bound by and not to have breached, Transaction Support agreements in the form attached as Schedule C hereto. In addition to the Principal Shareholders, all officers and directors of the Corporation shall have entered into, and continue to be bound by and not to have breached, Transaction Support agreements in the form attached as Schedule C hereto, except that such Transaction Support Agreements shall not include the Option to Purchase in Section 2 thereof;

(e)
Christopher H. Hopkins and Karim Hirji shall have entered into escrow agreements, in form and substance satisfactory to the Acquirer, acting reasonably in consultation with its financial advisors, providing for restrictions on volume and timing of resale of Acquirer Shares and Exchangeable Shares held by them;

(f)	the Corporation shall have delivered to the Acquirer legal opinions of Canadian and United States counsel to the Corporation addressing the matters set out in the Disclosure Letter; and

(g)
the Acquirer shall be satisfied, acting reasonably, that, after giving effect to the Reorganization and other than as set forth in the Disclosure Letter, none of Acquirer or its then Subsidiaries will be subject to any limitations under the OS Permits;

which conditions are for the exclusive benefit of Acquirer and may be waived by Acquirer in whole or in part at any time and from time to time, before the Effective Time.

9.3    Corporation Conditions

The obligations of the Corporation to consummate and effect the transactions contemplated hereunder shall be subject to the following conditions:

(a)
the Acquirer shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements hereunder to be performed and complied with by it on or before the Effective Time and a certificate of the Chief Executive Officer of Acquirer, dated the Closing Date, to that effect shall have been delivered to the Corporation, such certificate to be in form and substance satisfactory to the Corporation, acting reasonably;

(b)
each of the representations and warranties of Acquirer in this Agreement (which for purposes of this clause (b) shall be read as though none of them contained any material adverse effect or other materiality qualification, and with respect to the Acquirer Financial Statements, shall be deemed to refer to the Acquirer's audited financial statements for the year ended April 30, 2006), shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects is not and would not be reasonably expected to result in a Material Adverse Effect and a certificate of the Chief Executive Officer of Acquirer, dated the Closing Date, to that effect shall have been delivered to the Corporation, such certificate to be in form and substance satisfactory to the Corporation, acting reasonably;

(c)
no act, action, suit or proceeding shall have been taken before or by any Canadian or United States federal, provincial, state or foreign court or other tribunal or governmental agency or other regulatory or administrative agency or commission or by any elected or appointed public official or other Person in Canada, the United States or elsewhere, whether or not having the force of law, and no law, regulation or policy have been proposed, enacted, promulgated or applied, whether or not having the force of law, which could reasonably be expected to have the effect of making illegal, or otherwise directly or indirectly restraining or prohibiting the Reorganization, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some or all of the Shares by Acquirer, or the consummation of any of the transactions contemplated by the Reorganization;

(d)	the Acquirer shall be a reporting issuer in a jurisdiction of Canada for the purposes of National Instrument 45-102;

(e)	the Acquirer shall have delivered to the Corporation legal opinions of Canadian and United States counsel to the Acquirer addressing matters set forth in the Disclosure Letter;

(f)
the Corporation shall not have identified to the Acquirer through the Corporation's due diligence review of the Acquirer any matters which, in the aggregate, do, or would be reasonably expected to, result in a Material Adverse Effect on the Acquirer immediately following completion of the transactions contemplated by this Agreement; and

(g)
the Corporation shall be satisfied, acting reasonably, that listing of the Acquirer Shares on the American Stock Exchange, the Toronto Stock Exchange or another senior stock exchange in the United States is pending and is reasonably expected to occur promptly following the Effective Time;

which conditions are for the exclusive benefit of the Corporation and may be waived by the Corporation in whole or in part at any time and from time to time, before the Effective Time.

ARTICLE 10
TERMINATION

10.1    Termination

This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Reorganization Resolution):

(a)	by mutual written consent of Acquirer and the Corporation;

(b)	by either Acquirer or the Corporation if the Shareholders do not approve the Reorganization Resolution at the Shareholder Meeting;

(c)
by either the Corporation or Acquirer, if the Closing Date does not occur on or before October 31, 2006 (or such other date that the Acquirer and the Corporation may agree in writing ) provided that the failure is not due to the party seeking to terminate this Agreement to perform the obligations required to be performed by it under this Agreement;

(d)
by Acquirer, if the Corporation has breached any of its representations, warranties, agreements or obligations herein which breach would result in the failure to satisfy one or more conditions set forth in Section 9.2(a) or (b); or

(e)
by the Corporation, if Acquirer has breached any of its representations, warranties, agreements or obligations herein which breach would result in the failure to satisfy one or more conditions set forth in Section 9.3(a) or (b).

ARTICLE 11
MISCELLANEOUS

11.1    Amendment or Waiver

This Agreement, may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written instrument executed by Acquirer and the Corporation; provided, however, that either Acquirer or the Corporation may in its discretion waive a condition herein which is solely for its benefit without the consent of the other. No waiver of any nature, in any one or more instances, shall be deemed or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.

11.2    Entire Agreement

This Agreement and the other documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangement or understandings with respect thereto.

11.3    Headings

The division of the Agreement into Articles, Sections and other partitions and the insertion of headings are for convenience of reference only and shall not control or affect the meaning or construction of any provisions of this Agreement.

11.4    Notices

All notices or other communication which are required or permitted hereunder shall be communicated confidentially and in writing and shall be sufficient if delivered personally, or sent by confidential telecopier addressed as follows:

    To Acquirer:

    CanWest Petroleum Corporation
    1005, 550 - 11th Avenue S.W.
    Calgary, Alberta
    T2R 1M7

    Attention: T. Murray Wilson
    Fax: (403) 263-9812

    With a copy to:

    Macleod Dixon llp
    3700 Canterra Tower
    400 Third Avenue S.W.
    Calgary, Alberta T2P 4H2
    Attention:  Craig Hoskins
    Fax: (403) 264-5973

    To the Corporation:

    Oilsands Quest Inc.
    1005, 550 - 11th Avenue S.W.
    Calgary, Alberta
    T2R 1M7

    Attention: Christopher H. Hopkins
    Fax: (403) 263-9812

    With a copy to:
    Tingle Merrett LLP
    1250, 639 - 5th Avenue, S.W.
    Calgary, Alberta
    T2P 0M9

    Attention:  Jeff Helper
    Telecopier:  (403) 571-8008

11.5    Counterparts and Facsimiles

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute but one Agreement. The parties hereto shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement between the parties hereto.

11.6    Expenses

Each party will pay its own expenses. The Corporation represents and warrants that, except for fees payable to CIBC World Markets Inc. pursuant to the engagement letter dated April 28, 2006 and to Genuity Capital Markets pursuant to the engagement letter dated June 7, 2006, copies of which has been provided to Acquirer, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Reorganization. The Corporation has provided to Acquirer a correct and complete copy of all agreements between the Corporation and its financial advisors as are in existence at the date hereof. The Corporation covenants not to amend the terms of any such agreements relating to the payment of fees and expenses without the prior written approval of Acquirer. The Acquirer represents and warrants that, except for fees payable to TD Securities Inc. pursuant to the engagement letter dated March 22, 2006, a copy of which has been provided to Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Reorganization. The Acquirer has provided to the Corporation a correct and complete copy of all agreements between the Acquirer and its financial advisors as are in existence at the date hereof. The Acquirer covenants not to amend the terms of any such agreements relating to the payment of fees and expenses without the prior written approval of the Corporation.

11.7    Assignment

Acquirer may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned Subsidiary of Acquirer or any other party related to Acquirer, but, if such assignment takes place, Acquirer shall continue to be liable to the Corporation for any default in performance by the assignee. This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party.

11.8    Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

11.9    Choice of Law

This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Province of Alberta.

11.10   Attornment

The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

11.11    Remedies

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to remedy or prevent non-compliance with or breaches of the terms of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction; provided that such remedies shall be in addition to, and not in substitution for, any other remedy to which the parties may be entitled at law or in equity.

11.12    Survival of Representations and Warranties

The representations and warranties of the Corporation and Acquirer contained in this Agreement shall not survive the completion of the Reorganization and shall expire and be terminated at the earlier of the Effective Time and (except in respect of a termination pursuant to Sections 10.1(d) or (e) in which respect the covenants, representations and warranties of the Corporation or Acquirer, respectively, shall survive the termination of this Agreement) the date on which this Agreement is terminated in accordance with its terms.

11.13    Time of Essence

Time shall be of the essence in this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized as of the date first written above.

CANWEST PETROLEUM CORPORATION

By:	/s/ T. Murray Wilson

OILSANDS QUEST INC.

By:	/s/ Christopher H. Hopkins